                        AGREEMENT AND PLAN OF REORGANIZATION

                                       AMONG

                          CALIFORNIA WATER SERVICE GROUP,

                          CALIFORNIA WATER SERVICE COMPANY

                                        AND

                           DOMINGUEZ SERVICES CORPORATION


                             DATED:  NOVEMBER 13, 1998



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                                  TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II     TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . 7
   2.1         Effect of Merger and Surviving Corporation. . . . . . . . . . 7
   2.2         Stock of DSC. . . . . . . . . . . . . . . . . . . . . . . . . 7
   2.3         Conversions of DSC Stock. . . . . . . . . . . . . . . . . . . 7
   2.4         Effect on CWSG Stock. . . . . . . . . . . . . . . . . . . . . 8
   2.5         Fractional Shares . . . . . . . . . . . . . . . . . . . . . . 8
   2.6         Exchange Procedures . . . . . . . . . . . . . . . . . . . . . 8
   2.7         Directors of Surviving Corporation and CWSG . . . . . . . . .10
   2.8         Officers and Employees of Surviving Corporation and CWSG. . .10
   2.9         Form of the Transaction . . . . . . . . . . . . . . . . . . .11

ARTICLE III    THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .11
   3.1         Closing Date. . . . . . . . . . . . . . . . . . . . . . . . .11
   3.2         Execution of Agreements . . . . . . . . . . . . . . . . . . .11
   3.3         Further Assurances. . . . . . . . . . . . . . . . . . . . . .11

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF DSC . . . . . . . . . . . .12
   4.1         Incorporation, Standing and Power . . . . . . . . . . . . . .12
   4.2         Capitalization. . . . . . . . . . . . . . . . . . . . . . . .12
   4.3         DSC Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .12
   4.4         Financial Statements. . . . . . . . . . . . . . . . . . . . .13
   4.5         Reports and Filings . . . . . . . . . . . . . . . . . . . . .13
   4.6         Authority of DSC. . . . . . . . . . . . . . . . . . . . . . .13
   4.7         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .14
   4.8         Personal Property . . . . . . . . . . . . . . . . . . . . . .14
   4.9         Title to Properties and Assets. . . . . . . . . . . . . . . .14
   4.10        Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .15
   4.11        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
   4.12        Compliance with Laws and Regulations. . . . . . . . . . . . .17
   4.13        Performance of Obligations. . . . . . . . . . . . . . . . . .19
   4.14        Employees . . . . . . . . . . . . . . . . . . . . . . . . . .19
   4.15        Brokers and Finders . . . . . . . . . . . . . . . . . . . . .19
   4.16        Material Contracts. . . . . . . . . . . . . . . . . . . . . .19
   4.17        Certain Material Changes. . . . . . . . . . . . . . . . . . .21
   4.18        Licenses and Permits. . . . . . . . . . . . . . . . . . . . .21
   4.19        Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .22
   4.20        Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .22
   4.21        Corporate Records . . . . . . . . . . . . . . . . . . . . . .24
   4.22        Accounting Records. . . . . . . . . . . . . . . . . . . . . .24

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                              TABLE OF CONTENTS (CONT.)

                                                                           PAGE

   4.23        Offices . . . . . . . . . . . . . . . . . . . . . . . . . . .24
   4.24        Investment Securities . . . . . . . . . . . . . . . . . . . .24
   4.25        Power of Attorney . . . . . . . . . . . . . . . . . . . . . .24
   4.26        Facts Affecting Regulatory Approvals. . . . . . . . . . . . .24
   4.27        Accounting and Tax Matters. . . . . . . . . . . . . . . . . .25
   4.28        Indemnification . . . . . . . . . . . . . . . . . . . . . . .25
   4.29        Derivative Transactions . . . . . . . . . . . . . . . . . . .25
   4.30        Disclosure Documents and Applications . . . . . . . . . . . .25
   4.31        Year 2000 Plan and Compliance . . . . . . . . . . . . . . . .25
   4.32        Accuracy and Currentness of Information Furnished . . . . . .25
   4.33        Standard. . . . . . . . . . . . . . . . . . . . . . . . . . .25
   4.34        Warn Act. . . . . . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF CWSG. . . . . . . . . . . .26
   5.1         Incorporation, Standing and Power . . . . . . . . . . . . . .26
   5.2         Capitalization. . . . . . . . . . . . . . . . . . . . . . . .26
   5.3         Financial Statements. . . . . . . . . . . . . . . . . . . . .27
   5.4         Reports and Filings . . . . . . . . . . . . . . . . . . . . .27
   5.5         Authority . . . . . . . . . . . . . . . . . . . . . . . . . .27
   5.6         CWSG Subsidiaries . . . . . . . . . . . . . . . . . . . . . .29
   5.7         Brokers and Finders . . . . . . . . . . . . . . . . . . . . .29
   5.8         Certain Material Changes. . . . . . . . . . . . . . . . . . .29
   5.9         Licenses and Permits. . . . . . . . . . . . . . . . . . . . .30
   5.10        Corporate Records . . . . . . . . . . . . . . . . . . . . . .30
   5.11        Accounting Records. . . . . . . . . . . . . . . . . . . . . .30
   5.12        Facts Affecting Regulatory Approvals. . . . . . . . . . . . .30
   5.13        Accounting and Tax Matters. . . . . . . . . . . . . . . . . .30
   5.14        Disclosure Documents and Applications . . . . . . . . . . . .30
   5.15        New York Stock Exchange Listing . . . . . . . . . . . . . . .31
   5.16        Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .31
   5.17        Compliance with Laws and Regulations. . . . . . . . . . . . .31
   5.18        Performance of Obligations. . . . . . . . . . . . . . . . . .33
   5.19        Material Contracts. . . . . . . . . . . . . . . . . . . . . .33
   5.20        Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .35
   5.21        Year 2000 Plan and Compliance . . . . . . . . . . . . . . . .35
   5.22        Accuracy and Currentness of Information Furnished . . . . . .35
   5.23        Standard. . . . . . . . . . . . . . . . . . . . . . . . . . .35

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                              TABLE OF CONTENTS (CONT.)

                                                                           PAGE

ARTICLE VI     COVENANTS OF DSC PENDING EFFECTIVE TIME OF THE MERGER . . . .35
   6.1         Limitation on DSC's Conduct Prior to Effective Time of the
               Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .36
   6.2         Affirmative Conduct of DSC and DSC Subsidiaries Prior to
               Effective Time of the Merger. . . . . . . . . . . . . . . . .40
   6.3         Access to Information . . . . . . . . . . . . . . . . . . . .41
   6.4         Review by Accountants . . . . . . . . . . . . . . . . . . . .42
   6.5         Filings . . . . . . . . . . . . . . . . . . . . . . . . . . .42
   6.6         Notices; Reports. . . . . . . . . . . . . . . . . . . . . . .43
   6.7         DSC Shareholders' Meeting . . . . . . . . . . . . . . . . . .43
   6.8         [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .43
   6.9         Applications. . . . . . . . . . . . . . . . . . . . . . . . .43
   6.10        Affiliates and Five Percent Shareholder Agreements. . . . . .44
   6.11        Coordination of Dividends . . . . . . . . . . . . . . . . . .44
   6.12        D&O Coverage. . . . . . . . . . . . . . . . . . . . . . . . .44

ARTICLE VII    COVENANTS OF CWSG PENDING EFFECTIVE TIME OF THE MERGER. . . .45
   7.1         Limitation on CWSG's Conduct Prior to Effective Time of the
               Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .45
   7.2         Affirmative Conduct of CWSG and CWSG Subsidiaries Prior to
               Effective Time of the Merger. . . . . . . . . . . . . . . . .46
   7.3         Access to Information . . . . . . . . . . . . . . . . . . . .47
   7.4         Filings . . . . . . . . . . . . . . . . . . . . . . . . . . .47
   7.5         Applications. . . . . . . . . . . . . . . . . . . . . . . . .47
   7.6         Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . . . .48
   7.7         Sales and Net Income Reports. . . . . . . . . . . . . . . . .48
   7.8         Securities Act and Exchange Act Filings . . . . . . . . . . .48
   7.9         Notices; Reports. . . . . . . . . . . . . . . . . . . . . . .48
   7.10        Removal of Conditions . . . . . . . . . . . . . . . . . . . .49

ARTICLE VIII   ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . .49
   8.1         Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . .49
   8.2         Public Announcements. . . . . . . . . . . . . . . . . . . . .49
   8.3         [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .49
   8.4         [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .49
   8.5         Confidentiality and Non-Disclosure. . . . . . . . . . . . . .49
   8.6         Return of Materials . . . . . . . . . . . . . . . . . . . . .50

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                              TABLE OF CONTENTS (CONT.)


                                                                           PAGE

ARTICLE IX     CONDITIONS PRECEDENT TO THE MERGER. . . . . . . . . . . . . .51
   9.1         Shareholder Approval. . . . . . . . . . . . . . . . . . . . .51
   9.2         No Judgments or Orders. . . . . . . . . . . . . . . . . . . .51
   9.3         Regulatory Approvals. . . . . . . . . . . . . . . . . . . . .51
   9.4         Securities Laws . . . . . . . . . . . . . . . . . . . . . . .51
   9.5         Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .51
   9.6         Tax Opinions. . . . . . . . . . . . . . . . . . . . . . . . .51
   9.7         Pooling of Interests. . . . . . . . . . . . . . . . . . . . .51

ARTICLE X      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DSC. . . . . . . .52
   10.1        Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .52
   10.2        Representations and Warranties; Performance of Covenants. . .52
   10.3        Authorization of Merger . . . . . . . . . . . . . . . . . . .52
   10.4        Absence of Certain Changes. . . . . . . . . . . . . . . . . .53
   10.5        Officers' Certificate . . . . . . . . . . . . . . . . . . . .53
   10.6        Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . .53
   10.7        [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .53

ARTICLE XI     CONDITIONS PRECEDENT TO OBLIGATIONS OF CWSG AND
               WATER COMPANY . . . . . . . . . . . . . . . . . . . . . . . .53
   11.1        Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .53
   11.2        Representations and Warranties; Performance of Covenants. . .53
   11.3        Authorization of Merger . . . . . . . . . . . . . . . . . . .54
   11.4        Third Party Consents. . . . . . . . . . . . . . . . . . . . .54
   11.5        Absence of Certain Changes. . . . . . . . . . . . . . . . . .54
   11.6        Officers' Certificate . . . . . . . . . . . . . . . . . . . .54
   11.7        [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .54
   11.8        [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .54
   11.9        [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .54
   11.10       Affiliates Agreements . . . . . . . . . . . . . . . . . . . .54
   11.11       Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .54
   11.12       Dissenting Shares . . . . . . . . . . . . . . . . . . . . . .55
   11.13       [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .55
   11.14       [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .55
   11.15       [deleted] . . . . . . . . . . . . . . . . . . . . . . . . . .55
   11.16       Termination of DSC Stock Option Plans . . . . . . . . . . . .55

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                              TABLE OF CONTENTS (CONT.)

                                                                           PAGE

ARTICLE XII    EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . .55
   12.1        Employee Benefits . . . . . . . . . . . . . . . . . . . . . .55

ARTICLE XIII   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .56
   13.1        Termination . . . . . . . . . . . . . . . . . . . . . . . . .56
   13.2        Termination Date. . . . . . . . . . . . . . . . . . . . . . .56
   13.3        Effect of Termination . . . . . . . . . . . . . . . . . . . .57
   13.4        Force Majeure . . . . . . . . . . . . . . . . . . . . . . . .57

ARTICLE XIV    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .57
   14.1        Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .57
   14.2        Liquidated Damages; Bust-up Fees. . . . . . . . . . . . . . .58
   14.3        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .59
   14.4        Successors and Assigns. . . . . . . . . . . . . . . . . . . .60
   14.5        Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .60
   14.6        Effect of Representations and Warranties. . . . . . . . . . .60
   14.7        Third Parties . . . . . . . . . . . . . . . . . . . . . . . .60
   14.8        Lists, Exhibits; Integration. . . . . . . . . . . . . . . . .60
   14.9        Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . .60
   14.10       Governing Law . . . . . . . . . . . . . . . . . . . . . . . .60
   14.11       Captions. . . . . . . . . . . . . . . . . . . . . . . . . . .61
   14.12       Severability. . . . . . . . . . . . . . . . . . . . . . . . .61
   14.13       Waiver and Modification; Amendment. . . . . . . . . . . . . .61
   14.14       Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .61
   14.15       Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .61
   14.16       Other Rights and Remedies . . . . . . . . . . . . . . . . . .61



EXHIBIT A - Agreement of Merger
EXHIBIT B - Form of Affiliate Agreement

                         AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 13th day of November, 1998, by and among CALIFORNIA WATER SERVICE GROUP, a California corporation ("CWSG"), CALIFORNIA WATER SERVICE COMPANY, a California corporation and wholly-owned subsidiary of CWSG ("Water Company"), and DOMINGUEZ SERVICES CORPORATION, a California corporation ("DSC").

     WHEREAS, the Boards of Directors of CWSG, Water Company and DSC deem advisable and in the best interests of their respective shareholders the merger of DSC with and into Water Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the "CGCL") (Water Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"); and

     WHEREAS, the Boards of Directors of CWSG, Water Company and DSC have approved the Merger pursuant to this Agreement and pursuant to the Agreement of Merger by and among CWSG, Water Company and DSC (the "Agreement of Merger"), in substantially the form of EXHIBIT A attached hereto, pursuant to which DSC will merge with and into Water Company and each outstanding share of DSC common stock, one dollar ($1) par value ("DSC Stock") excluding any DSC Perfected Dissenting Shares (as defined below), will be converted into the right to receive a specified amount of CWSG common stock, no par value ("CWSG Stock"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

     "A.G. Edwards Agreement" means the letter agreement dated May 26, 1998 between A.G. Edwards & Sons and CWSG.

     "Affiliate" of, or a person "Affiliated" of, or a person Affiliated with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, the person(s) specified.

     "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as "EXHIBIT A."

     "Arthur Andersen" means Arthur Andersen, LLP, DSC's independent accountants.

     "Benefit Arrangements" has the meaning set forth in Section 4.20(b).

     "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

     "CGCL" means California General Corporation Law.

     "Closing" means the consummation of the Merger provided for in Article III of this Agreement on the Closing Date (as defined herein) at the offices of Nossaman, Guthner, Knox & Elliott, LLP, San Francisco, California, or at such other place as the parties may agree upon.

     "Closing Date" means the date which falls on the fifth business day following the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of DSC, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under the law, and (iv) the expiration of the 30 day period following the mailing by DSC to its shareholders of a notice of approval of the Merger by the outstanding shares pursuant to Section 1301 of the CGCL; provided, however, that the Closing Date shall not be later than the Drop Dead Date, unless otherwise agreed to by a majority of the Boards of Directors of each of the parties hereto.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Public Utilities Commission of the State of California.

     "Competing Transaction" has the meaning set forth in Section 6.1(n).

     "Conversion Ratio" has the meaning set forth in Section 2.3(a).

     "Covered Person" has the meaning set forth in Section 4.28.

     "CWSG 401(k) Plan" means the CWSG 401(k) Profit Sharing Plan.

     "CWSG Average Closing Price" means the average of the daily closing price of a share of CWSG Stock reported on the New York Stock Exchange during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time of the Merger.

     "CWSG Conflicts and Consents List" has the meaning set forth in
Section 5.5.

     "CWSG Contract List" has the meaning set forth in Section 5.19.

     "CWSG Environmental Compliance List" has the meaning set forth in Section 5.17.

     "CWSG Filings" has the meaning set forth in Section 5.4.

     "CWSG Filings List" has the meaning set forth in Section 5.4.

     "CWSG Litigation List" has the meaning set forth in Section 5.16.

     "CWSG Scheduled Contracts" has the meaning set forth in Section 5.19.

     "CWSG Short Term Borrowings List" has the meaning set forth in Section 5.19(i).

     "CWSG Stock" means the common stock, no par value, of CWSG.

     "CWSG Subsidiaries" has the meaning set forth in Section 5.6.

     "CWSG Supplied Information" has the meaning set forth in Section 5.14.

     "CWSG Undisclosed Liabilities List" has the meaning set forth in Section 5.20.

     "CWSG Year 2000 Exceptions List" has the meaning set forth in Section 5.21.

     "Drop Dead Date" means November 13, 1999; provided that if Commission approval of the Merger is pending when all of the following events have occurred: (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of DSC, (ii) the receipt of all permits, authorizations, approvals (with the exception of Commission approval) and consents specified in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under the law, and (iv) the expiration of the 30 day period following the mailing by DSC of a notice of approval of the Merger by the outstanding shares pursuant to Section 1301 of the CGCL, then the Drop Dead Date is August 13, 2000.

     "DSC 401(k) Plan" means the DSC 401(k) Plan.

     "DSC Asset Transfers List" has the meaning set forth in Section 4.9.

     "DSC Bonus Plan" has the meaning set forth in Section 6.1(f).

     "DSC Conflicts and Consents List" has the meaning set forth in Section 4.6.

     "DSC Contract List" has the meaning set forth in Section 4.16.

     "DSC Dissenting Shares" means any shares of DSC Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

     "DSC Employee Plan List" has the meaning set forth in Section 4.20.

     "DSC Employment/Labor Issues List" has the meaning set forth in Section
4.14.

     "DSC Environmental Compliance List" has the meaning set forth in
Section 4.12.

     "DSC Filings" has the meaning set forth in Section 4.5.

     "DSC Filings List" has the meaning set forth in Section 4.5.

     "DSC Indemnification List" has the meaning set forth in Section 4.28.

     "DSC Insurance List" has the meaning set forth in Section 4.7.

     "DSC Investment Securities List" has the meaning set forth in
Section 4.24.

     "DSC List" means any list required to be furnished by DSC to CWSG herewith.

     "DSC Litigation List" has the meaning set forth in Section 4.10.

     "DSC Offices List" has the meaning set forth in Section 4.23.

     "DSC Option List" has the meaning set forth in Section 4.2.

     "DSC Pending Acquisitions List" has the meaning set forth in Section
6.1(a).

     "DSC Perfected Dissenting Shares" means DSC Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as DSC Dissenting Shares.

     "DSC Personal Property List" has the meaning set forth in Section 4.8.

     "DSC Real Property List" has the meaning set forth in Section 4.9.

     "DSC Scheduled Contracts" has the meaning set forth in Section 4.16.

     "DSC Shareholders' Meeting" means the meeting of DSC's shareholders referred to in Section 6.7.

     "DSC Short Term Borrowings List" has the meaning set forth in Section 4.16(i).

     "DSC Stock" means the common stock, one dollar ($1) par value, of DSC.

     "DSC Stock Option" means any option issued pursuant to the DSC Stock Option Plan.

     "DSC Stock Option Plan" means the DSC 1997 Stock Option Plan.

     "DSC Subsidiaries" has the meaning set forth in Section 4.3.

     "DSC Supplied Information" has the meaning set forth in Section 4.30.

     "DSC Tax List" has the meaning set forth in Section 4.11.

     "DSC Undisclosed Liabilities List" has the meaning set forth in Section
4.19.

     "DSC Year 2000 Exceptions List" has the meaning set forth in Section 4.31.

     "Effective Time of the Merger" means the date upon which the Merger is consummated and the Agreement of Merger is filed with the Secretary of State of the State of California.

     "Employee Plans" has the meaning set forth in Section 4.20(a).

     "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

     "Environmental Regulations" has the meaning set forth in Section 4.12(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Evaluation Material" has the meaning set forth in Section 8.5(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means Boston Equiserve or such other person designated by the parties.

     "Exchange Fund" has the meaning set forth in Section 2.6(a) hereof.

     "Financial Statements of CWSG" means the audited consolidated financial statements of CWSG or its predecessor in interest consisting of the consolidated balance sheets as of December 31, 1994, 1995, 1996 and 1997, the related consolidated statements of income, common stockholders' equity and cash flows for the years then ended and the related notes thereto and related independent accountants' opinions thereon for the years then ended and CWSG's or its predecessor in interests' unaudited consolidated balance sheet and consolidated statements of income and cash flows as of and for the nine month period ended September 30, 1998.

     "Financial Statements of DSC" means the audited consolidated financial statements of DSC consisting of the consolidated balance sheets as of December 31, 1994, 1995, 1996 and 1997, the related statements of operations, common stockholders' equity and cash flows for the years then ended and the related notes thereto and related independent accountants' opinions thereon for the years then ended and DSC's unaudited consolidated balance sheet and statements of operations and cash flows as of and for the nine month period ended September 30, 1998.

     "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

     "Hazardous Materials" has the meaning set forth in Section 4.12(b).

     "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

     "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 15.

     "IRS" means the Internal Revenue Service.

     "KPMG Peat Marwick" means KPMG Peat Marwick LLP, CWSG's independent auditors and accountants.

     "Material Adverse Effect" means with respect to CWSG or DSC, any effect that, individually or in the aggregate (a) is material and adverse to the business, financial condition or results of operation of CWSG and the CWSG Subsidiaries taken as a whole or DSC and the DSC Subsidiaries taken as a whole, respectively, or (b) would materially impair the ability of either CWSG or DSC to consummate the Merger and the other transactions contemplated by this Agreement prior to the Drop Dead Date, PROVIDED that a Material Adverse Effect shall not be deemed to have occurred as a result of a change in general economic conditions or a change in laws or regulations.

     "Merger" means the merger of DSC with and into Water Company pursuant to this Agreement and the Agreement of Merger.

     "PaineWebber Agreement" means the letter agreement dated August 10, 1998 between PaineWebber, Incorporated and DSC.

     "Person" means any individual, corporation, association, partnership, trust, joint venture, limited liability company, other entity, unincorporated body, government or governmental department or agency.

     "Proxy Statement and Prospectus" means the Proxy Statement and Prospectus that is included as part of the Registration Statement on Form S-4 (as defined herein) and used to solicit proxies for the DSC Shareholders' Meeting (as defined herein) and to offer and sell the shares of CWSG Stock to be issued in connection with the Merger.

     "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

     "Registration Statement on Form S-4" means the Registration Statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of CWSG Stock to be issued in the Merger under the Securities Act and to clear use of the Proxy Statement and Prospectus in connection with the DSC Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Surviving Corporation" means the California corporation created by the Merger of DSC with and into Water Company.

     "Tank" has the meaning set forth in Section 4.12(b).

     "Tax" has the meaning set forth in Section 4.11(j).

     "Tax Return" has the meaning set forth in Section 4.11(j).

     "Transaction Expenses" means expenses incurred by DSC in connection with the Merger which expenses are not in excess of one million five hundred thousand dollars ($1,500,000) in the aggregate for the entire transaction being contemplated by and between CWSG and DSC.

     "Warn Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. Section 2102-2109, as amended.

                                     ARTICLE II

                                  TERMS OF MERGER

     2.1 EFFECT OF MERGER AND SURVIVING CORPORATION. At the Effective Time of the Merger, DSC will be merged with and into Water Company pursuant to the terms, conditions and provisions of the Agreement of Merger and in accordance with the applicable provisions of the CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Water Company and DSC shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of Water Company and DSC, including all debts due to either of them on whatever account, shall be the property and obligation of the Surviving Corporation as they were of Water Company and DSC and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either Water Company or DSC shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Water Company and DSC shall be preserved unimpaired and all debts, liabilities and duties of Water Company and DSC shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2 STOCK OF DSC. Each share of common stock, one dollar ($1) par value, of DSC issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of DSC or the holder of such shares, be converted pursuant to the terms of the Agreement of Merger as set forth in Section 2.3. From and after the Effective Time of the Merger, each certificate that, prior to the Effective Time of the Merger, represented shares of DSC shall evidence ownership of shares of CWSG on the basis set forth above.

     2.3 CONVERSIONS OF DSC STOCK. (a) On the Effective Time of the Merger, pursuant to the Agreement of Merger, each outstanding share of DSC Stock excluding, if any, DSC Perfected Dissenting Shares or shares of DSC Stock held by CWSG shall, without any further action on the part of DSC or the holders of any such shares, be converted into 1.18 shares of CWSG Stock (the "Conversion Ratio").

          (b) DSC Perfected Dissenting Shares shall not be converted into shares of CWSG Stock but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of DSC Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

          (c) Each outstanding share of DSC Stock held by CWSG shall be canceled.

          (d) If, prior to the Effective Time of the Merger, CWSG shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the CWSG Stock, or make a distribution on the CWSG Stock in any security convertible into CWSG Stock, as of a record date prior to the Effective Time of the Merger, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Conversion Ratio.

          (e) If any DSC Stock Options which are exercisable at the date of this Agreement, or become exercisable prior to the Closing, are exercised prior to the Closing, the shares of DSC Stock issued upon such exercise shall be converted to the right to receive shares of CWSG Stock at the Closing.

     2.4 EFFECT ON CWSG STOCK. On the Effective Time of the Merger, each outstanding share of CWSG Stock shall remain an outstanding share of CWSG Stock and shall not be converted or otherwise affected by the Merger.

     2.5 FRACTIONAL SHARES. No fractional shares of CWSG Stock shall be issued in the Merger. In lieu thereof, each holder of DSC Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying (a) the CWSG Average Closing Price times (b) the fraction of the share of CWSG Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

     2.6 EXCHANGE PROCEDURES.

          (a) As of the Effective Time of the Merger, CWSG shall have deposited with the Exchange Agent for the benefit of the holders of shares of DSC Stock, for exchange in accordance with this Section 2.6 through the Exchange Agent, certificates representing the shares of CWSG Stock issuable pursuant to
Section 2.3 in exchange for shares of DSC Stock outstanding immediately prior to the Effective Time of the Merger, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of CWSG Stock which would otherwise be payable in connection with Section 2.3 hereof but for the operation of Section 2.5 of this Agreement (collectively, the "Exchange Fund").

          (b) CWSG shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of DSC Stock (the "Certificates") whose shares were converted into the right to receive shares of CWSG Stock pursuant to Section 2.3 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CWSG and DSC may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of CWSG Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by CWSG, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of CWSG Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.5 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing DSC Stock, the transfer of ownership which is not registered in the transfer records of DSC, a certificate representing the proper number of shares of CWSG Stock may be issued to a transferee if the Certificate representing such DSC Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.6, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of CWSG Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.6. Notwithstanding anything to the contrary set forth herein, if any holder of shares of DSC should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof such affidavit or bond in form and substance and with surety reasonably satisfactory to CWSG and shall be entitled to receive the certificate representing the proper number of shares of CWSG Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.5 hereof.

          (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to CWSG Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CWSG Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of CWSG Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CWSG Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of CWSG Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CWSG Stock.

          (d) All shares of CWSG Stock issued upon the surrender for exchange of DSC Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of DSC Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of DSC Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to CWSG for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of DSC following the passage of six months after the Effective Time of the Merger shall be delivered to CWSG, upon demand, and any shareholders of DSC who have not theretofore complied with this Section 2.6 shall thereafter look only to CWSG for payment of their claim for CWSG Stock, any cash in lieu of fractional shares of CWSG Stock and any dividends or distributions with respect to CWSG Stock.

          (f) Neither CWSG, Water Company nor DSC shall be liable to any holder of shares of DSC Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CWSG Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of CWSG Stock for the account of the Persons entitled thereto.

     2.7 DIRECTORS OF SURVIVING CORPORATION AND CWSG. Immediately after the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Water Company immediately prior to the Effective Time of the Merger, or, if unable to serve, such other persons designated by CWSG. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. Immediately after the Effective Time of the Merger, the Board of Directors of CWSG shall be comprised of the persons serving as directors of CWSG immediately prior to the Effective Time of the Merger, or, if unable to serve, such other person designated by CWSG, plus one additional person from the Board of Directors of DSC to be designated by the Board of Directors of CWSG immediately before Closing. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

     2.8 OFFICERS AND EMPLOYEES OF SURVIVING CORPORATION AND CWSG. Immediately after the Effective Time of the Merger, the executive officers of CWSG shall be comprised of the persons serving as executive officers of CWSG immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal. Immediately after the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Water Company immediately prior to the Effective Time of the Merger. CWSG and DSC shall offer equivalent employment to all employees of DSC who are employed by DSC immediately prior to the Effective Time of the Merger. Those employees of DSC who are offered employment requiring a transfer of more than fifty (50) miles and who also decide not to accept employment with CWSG shall receive severance packages consistent with DSC's past practices and acceptable to CWSG in accordance with the provisions of a letter dated November 13, 1998 from Peter C. Nelson, President and Chief Executive Officer of Water Company, to Brian J. Brady, Chairman of the Board of DSC. The terms and conditions for the continued employment or other relationship between CWSG and Brian J. Brady, the Chief Executive Officer of DSC, and John S. Tootle, the Chief Financial Officer of DSC, including, but not limited to, covenants not to compete and non-solicitation provisions are contained in offer letters dated November 13, 1998 from Peter C. Nelson, President and Chief Executive Officer of Water Company to Brian J. Brady, the Chief Executive Officer of DSC, and dated November 13, 1998 from Peter C. Nelson, President and Chief Executive Officer of Water Company to John S. Tootle, the Chief Financial Officer of DSC, respectively.

     2.9 FORM OF THE TRANSACTION. The form of the transaction set forth above is intended to achieve a tax free reorganization. If for regulatory or other reasons, CWSG determines that another form of the transaction is necessary or preferable, the parties agree that the form of the transaction may be modified by CWSG, provided the transaction does not result in a different amount of consideration to DSC and does not affect the status of the transaction as a tax free reorganization.

                                    ARTICLE III

                                    THE CLOSING

     3.1 CLOSING DATE.  The Closing shall take place on the Closing Date.

     3.2 EXECUTION OF AGREEMENTS. As soon as practicable after execution of this Agreement, the Agreement of Merger together with all other agreements necessary to consummate the transactions described herein shall be executed by CWSG, Water Company and DSC. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the Secretary of State of the State of California as required by applicable law and regulations.

     3.3 FURTHER ASSURANCES. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement and the Agreement of Merger.

                                     ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF DSC

     DSC represents and warrants to CWSG with respect to DSC and the DSC Subsidiaries as follows:

     4.1 INCORPORATION, STANDING AND POWER. DSC and each of the DSC Subsidiaries are California corporations duly organized, validly existing and in good standing under the laws of the State of California. DSC and each of the DSC Subsidiaries have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of DSC and each of the DSC Subsidiaries nor the location of any of its respective properties requires that DSC or any of the DSC Subsidiaries be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect on DSC. DSC has delivered to CWSG true and correct copies of the Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof, of DSC and each of the DSC Subsidiaries.

     4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of DSC consists of 4,000,000 shares of one dollar ($1.00) par value Common Stock, of which 1,506,512 shares are outstanding (approximately 60,624 shares of the Common Stock are to be issued upon consummation of pending acquisitions, which acquisitions are anticipated to be consummated prior to the Closing), 30,000 shares of Class A Preferred Stock, par value $25 per share, none of which are outstanding, and 100,000 shares of Class B Preferred Stock, par value $10 per share, none of which are outstanding. All of the outstanding shares of DSC Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for DSC Options covering approximately 40,740 shares of DSC Stock granted pursuant to the DSC Stock Option Plan, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of DSC Common or Preferred Stock nor any securities convertible into such stock, and DSC is not obligated to issue any additional shares of its Common or Preferred Stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. DSC has furnished CWSG a list (the "DSC OPTION LIST") setting forth the name of each holder of a DSC Option, the number of shares of DSC Stock covered by each such option, the vesting schedule of such option, the exercise price per share and the expiration date of each such DSC Option.

     4.3 DSC SUBSIDIARIES. Other than DSC Water Company and its wholly owned Subsidiaries, Kernville Domestic Water Company, Arden Water Company, Lakeland Water Company and Redwood Valley Water Company, and DSC Investments and a twenty percent (20%) equity interest in Chemical Services Company which is not a subsidiary of DSC, DSC does not own, directly or indirectly, more than one percent (1%) of the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity.

     4.4 FINANCIAL STATEMENTS. DSC has previously furnished to CWSG a copy of the Financial Statements of DSC. The Financial Statements of DSC: (a) present fairly and in all material respects the consolidated financial condition of DSC and the DSC Subsidiaries as of the respective dates indicated and its consolidated results of operations and statement of cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); and (c) are based upon the books and records of DSC.

     4.5 REPORTS AND FILINGS. Except as set forth in a list (the "DSC FILINGS LIST"), since the later of December 31, 1994, or the date which any DSC Subsidiary became a DSC Subsidiary, DSC and each DSC Subsidiary has filed all reports, returns, registrations and statements (such reports and filings referred to as "DSC Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with the Commission and any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect on DSC on a consolidated basis. No administrative actions have been taken or orders issued in connection with such DSC Filings. As of their respective dates, each of such DSC Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such DSC Filings fairly presented the financial position of DSC on a consolidated basis and was prepared in accordance with generally accepted accounting principles consistently applied, except as stated therein, during the periods involved.
DSC has furnished CWSG with true and correct copies of all DSC Filings filed by DSC since 1994.

     4.6 AUTHORITY OF DSC. The execution and delivery by DSC of this Agreement and of the Agreement of Merger and, subject to the requisite approval of the shareholders of DSC of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of DSC, and this Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of DSC enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by DSC to CWSG (the "DSC CONFLICTS AND CONSENTS LIST"), neither the execution and delivery by DSC of this Agreement or the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by DSC with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which DSC or any DSC Subsidiary is a party, or by which DSC or any DSC Subsidiary or any of its respective properties or assets is bound, or require the approval or consent of any third party; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of DSC or any DSC Subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to DSC or any DSC Subsidiary or any of their respective properties or assets. Except as set forth in the DSC
Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of DSC, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by DSC of this Agreement, the Agreement of Merger or the consummation by DSC of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of DSC; (ii) such approvals as may be required by the Commission; (iii) the filing of the Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC;
(iv) the filing of the Agreement of Merger with the Secretary of State, an
(v) the filing of pre-merger notification reports by DSC and CWSG under the Hart-Scott-Rodino Antitrust Improvements Act (1976), as amended.

     4.7 INSURANCE. DSC and each of the DSC Subsidiaries has policies of insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets.
All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by DSC to CWSG (the "DSC INSURANCE LIST"), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the DSC Insurance List, DSC and each of the DSC Subsidiaries is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the DSC Insurance List is a list of all policies of insurance carried and owned by DSC and each of the DSC Subsidiaries showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to CWSG a copy of each such policy of insurance.

     4.8 PERSONAL PROPERTY. DSC and each of the DSC Subsidiaries has good and marketable title to all its material properties and assets other than real property owned or stated to be owned by DSC or any of the DSC Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of DSC, (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of DSC or any of the DSC Subsidiaries; or (e) as set forth in a list furnished by DSC to CWSG (the "DSC PERSONAL PROPERTY LIST." )

     4.9 TITLE TO PROPERTIES AND ASSETS. DSC has furnished CWSG a list of real property, including leaseholds and all other interests in real property (other than security interests), owned by DSC or any of the DSC Subsidiaries (the "DSC REAL PROPERTY LIST"). DSC and each of the DSC Subsidiaries has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property.
DSC and the DSC Subsidiaries have good and defensible title to, or valid leasehold interests in, their respective material real properties, whether owned or leased, including, without limitation, (a) those used in their respective businesses, and (b) those reflected in the consolidated unaudited balance sheet of DSC as of September 30, 1998 most recently delivered to CWSG (except as since sold or otherwise disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with the ability of DSC or any of the DSC Subsidiaries to use their properties or to conduct their businesses as currently conducted), in each case subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance (collectively "Liens"), except for (v) Liens under Department of Water Resources loans pursuant to the California Safe Drinking Water Bond Act of 1976, which are listed on the DSC Real Property List, (w) the Lien of current taxes (as hereinafter defined) not yet due and payable, (x) with respect to leased property, the provisions of such leases, (y) Liens granted to DSC's lenders under that certain DSC Indenture (the "DSC Indenture") dated August
1, 1954, as amended and supplemented and (z) Liens, that, individually, or in the aggregate, do not and will not materially interfere with the ability of DSC or any of the DSC Subsidiaries to conduct business as currently conducted. Except as described in a list furnished by DSC to CWSG (the "DSC ASSET TRANSFERS LIST"), subsequent to September 30, 1998, neither DSC nor any of the DSC Subsidiaries has sold or disposed of any of their respective properties or assets or obligated themselves to do so. DSC has furnished
CWSG with true and correct copies of all leases included in the DSC Real Property List and all title insurance policies on real property included in the DSC Real Property List.

     4.10 LITIGATION. Except as set forth in the DSC Filings or in a list furnished by DSC to CWSG (the "DSC LITIGATION LIST"), there is no private or governmental suit, claim, action or proceeding pending, nor to DSC's knowledge threatened, against DSC or any of the DSC Subsidiaries or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of DSC or any of the DSC Subsidiaries which, if adversely determined, would have a Material Adverse Effect on DSC or the transactions contemplated hereby, or which could reasonably be expected to involve a judgment against DSC in excess of $50,000. Also, except as disclosed in the DSC Filings or in the DSC Litigation List, there are no material judgments, decrees, stipulations or orders against DSC or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11 TAXES.

          (a) Except as set forth in the list furnished by DSC to CWSG (the "DSC TAX LIST"): (i) all Tax Returns required to be filed by or on behalf of DSC or any of the DSC Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material aspects; (ii) DSC and the DSC
Subsidiaries have paid all Taxes (whether or not shown on any Tax Return) for any period ending on or before the Effective Time of the Merger or adequate provision has been made for any such Taxes in the financial statements of DSC and the DSC Subsidiaries (in accordance with generally accepted accounting principles); (iii) there is no audit examination, deficiency assessment, or refund litigation currently pending with respect to any Taxes of DSC or any of the DSC Subsidiaries; (iv) all Taxes due with respect to completed and settled examinations or concluded litigation relating to DSC or any of the DSC Subsidiaries have been paid in full or adequate provision has been made for any such amounts in the financial statements of DSC and the DSC
Subsidiaries (in accordance with generally accepted accounting principles);
(v) no extensions or waivers of statutes of limitations have been given by or requested with respect to any Taxes of DSC or any of the DSC Subsidiaries;
and (vi) there are no liens for Taxes upon the assets or property of DSC or the DSC Subsidiaries except for statutory liens for current Taxes not yet due.

          (b) Except for the affiliated group among DSC and the DSC Subsidiaries, DSC has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes. DSC has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it. DSC has not made or will not make a consent dividend election under Section 565 of the Code.

          (c) Except as set forth in the DSC Tax List, DSC has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. DSC has taken no action that is not in accordance with prudent utility practice that could defer a liability for Taxes of DSC from any taxable period ending on or before the Effective Time of the Merger to any taxable period ending after such date.

          (d) DSC is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Merger, any change of control of DSC or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (e) DSC is not, and has not been, a United States real property holding corporation (as defined in Section 897(C)(2) of the Code) during the applicable period specified in Section 897(C)(l)(A)(ii) of the Code.

          (f) [deleted].

          (g) DSC does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and, except as set forth in the DSC Tax List, DSC has not engaged in a trade or business within any foreign country.

          (h) DSC is not a party to any joint venture, partnership, or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income tax purposes.

          (i) All outstanding options to acquire equity of DSC that purport to be or were otherwise intended (when issued) to be treated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision of applicable state, local or other Tax law) were issued in compliance with such section. All such outstanding options currently qualify for treatment as ISOs, and are held by persons who are employees of DSC.

          (j) As used in this Agreement, (i) the term "Tax" or "Taxes" means taxes and other impost, levies, assessments, duties, fees or charges imposed or required to be collected by any federal, state, county, local, municipal, territorial or foreign governmental authority or subdivision thereof, including, without limitation, income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangible, franchise, personal property, and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon, and (ii) the term "Tax Return" shall mean any return, report, information return or other document (including elections, declarations, disclosures, schedules, estimates and other returns or supporting documents) with respect to Taxes.

     4.12 COMPLIANCE WITH LAWS AND REGULATIONS.

          (a) DSC and each of the DSC Subsidiaries is not in default under or in breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity, where such default or breach would have a Material Adverse Effect on DSC.

          (b) Without limiting Section 4.12(a), to the knowledge of DSC and except as set forth in a list furnished by DSC to CWSG (the "DSC ENVIRONMENTAL COMPLIANCE LIST") (i) DSC and each of the DSC Subsidiaries is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about DSC or any of the DSC Subsidiaries' Property; (iii) except for Hazardous Materials (as defined below) properly maintained in accordance with Environmental Regulations, there are no Hazardous Materials on, below or above the surface of, or migrating to or from DSC Property or any of the DSC Subsidiaries' Property; and (iv) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iii), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against DSC or concerning property securing DSC loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting DSC Property or property securing DSC loans, relating to the foregoing representations (i) through (iii), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect on DSC. For purposes of this Section 4.12(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous
Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "DSC Property" shall mean real estate currently owned, leased, or otherwise used by DSC, including, without limitation, properties under foreclosure, but excluding stock investments not requiring consolidation for accounting or tax purposes. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, withou limitation, the Comprehensive Environmental
Response, Compensation and Liability Act (42 U.S.C. Section 9601, ET SEQ.);
the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C. Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, ET SEQ.);
the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, ET
SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section
651); the Emergency Planning and Community Right-to-Know Act of 1986 (42
U.S.C. Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42
U.S.C. Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous
Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of
the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls
(PCBs), asbestos or urea formaldehyde foam insulation.

          (c) DSC has provided to CWSG phase I environmental assessments with respect to each interest in real property set forth on the DSC Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of DSC. The DSC Real Property List shall disclose each such property as to which such an assessment has been prepared on behalf of DSC.

     4.13 PERFORMANCE OF OBLIGATIONS. DSC and each of the DSC Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect on DSC. To DSC's knowledge, no party with whom DSC or any of the DSC Subsidiaries has an agreement that is of material importance to the business of DSC or any of the DSC Subsidiaries is in default thereunder.

     4.14 EMPLOYEES. Except as set forth on a list furnished by DSC to CWSG (the "DSC EMPLOYMENT/LABOR ISSUES LIST"), there are no controversies pending or, to DSC's knowledge, threatened on DSC and any of its employees that are likely to have a Material Adverse Effect on DSC. DSC is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     4.15 BROKERS AND FINDERS. Except for the obligation to PaineWebber, as set forth in the PaineWebber Agreement, a copy of which has been delivered to CWSG, DSC is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     4.16 MATERIAL CONTRACTS. For the purposes of this Section 4.16, the contracts, agreements, relationships and commitments referred to in this Section
4.16 include only those contracts, agreements, relationships and commitments which involve the payment by or to DSC or any of the DSC Subsidiaries, property of DSC or any of the DSC Subsidiaries, or commitments or expenditures of DSC or any of the DSC Subsidiaries requiring or having a value of $50,000 or more per annum. Except as set forth in a list furnished by DSC to CWSG (the "DSC CONTRACT LIST") hereto (all items listed or required to be listed in such DSC Contract List being referred to herein as "DSC Scheduled Contracts"), DSC and each of the DSC Subsidiaries is not a party or otherwise subject to:

          (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of DSC or any of the DSC Subsidiaries and is not terminable by DSC or any of the DSC Subsidiaries within one year without penalty or (ii) requires payment by DSC or any of the DSC Subsidiaries;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by DSC or any of the DSC Subsidiaries;

          (c) any contract or agreement that restricts DSC or any of the DSC Subsidiaries (or would restrict any Affiliate of DSC or the Surviving Corporation (including CWSG and the CWSG Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any lease of real or personal property providing for annual lease payments by or to DSC or any of the DSC Subsidiaries other than (i) financing leases entered into in the ordinary course of business in which DSC or any of the DSC Subsidiaries is lessor and (ii) leases of real property presently used by DSC or any of the DSC Subsidiaries as needed in its utility operations;

          (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of DSC or any of the DSC Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property;

          (f) other than as described in the DSC Filings or as set forth in the DSC Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of DSC or any of the DSC Subsidiaries;

          (g) any agreement to acquire equipment or any commitment to make capital expenditures except for (i) any agreement or commitment under any DSC approved planned capital budget program, copies of which have been furnished by DSC to CWSG and (ii) developer funded projects in accordance with the Commission's Tariff Rule 15;

          (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which DSC or any of the DSC Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (i) any agreement for the borrowing of any money (other than liabilities or borrowings made in the ordinary course of its business and reflected in the financial records of DSC and short term bank borrowings which have been included in a list furnished by DSC to CWSG (the "DSC SHORT TERM BORROWINGS LIST"));

          (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by DSC or any of the DSC Subsidiaries (as lessee) that materially restricts the use, transferability or value of such property;

          (k) any guarantee or indemnification other than letters of credit or loan commitments issued in the normal course of business;

          (l) any supply contracts that are not terminable by DSC or any of the DSC Subsidiaries without penalty on 30 days' or less notice;

          (m) other than as disclosed with reference to subparagraph (k) of this Section 4.16, any material agreement which would be terminable other than by DSC or any of the DSC Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

          (n) any sales of assets of DSC or any of the DSC Subsidiaries with recourse of any kind to DSC except the sale of repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (o)  [deleted];

          (p) any contract relating to the provision of data processing services to DSC or any of the DSC Subsidiaries; or

          (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items.

     True copies of all DSC Scheduled Contracts, including all amendments and supplements thereto, have been delivered to CWSG.

     4.17 CERTAIN MATERIAL CHANGES. Except as specifically required, permitted or effected by this Agreement, since September 30, 1998, or as disclosed in any DSC List, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of DSC and any of the DSC Subsidiaries or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect on DSC;

          (b) Any damage, destruction or other casualty loss (not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect on DSC;

          (c) Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a Material Adverse Effect on DSC;

          (d) Any disposition by DSC of an asset the lack of which has had or may reasonably be expected to have a Material Adverse Effect on DSC; or

          (e) Any direct or indirect redemption, purchase or other acquisition by DSC of any equity securities or any declaration, setting aside or payment of any dividend (except, in the case of the declaration, setting aside or payment of a cash dividend, as disclosed in the Financial Statements of DSC) or other distribution on or in respect of DSC Stock whether consisting of money, other personal property, real property or other things of value.

     4.18 LICENSES AND PERMITS. DSC and the DSC Subsidiaries have all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on DSC. To DSC's knowledge, the respective properties, assets, operations and businesses of DSC and each of the DSC Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The respective properties and operations of DSC and each of the DSC Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     4.19 UNDISCLOSED LIABILITIES. To DSC's and each of the DSC Subsidiaries' knowledge, it has no liabilities or obligations, either accrued or contingent, that are material to DSC and that have not been: (a) reflected or disclosed in the Financial Statements of DSC; (b) incurred subsequent to December 31, 1997 in the ordinary course of business; or (c) disclosed in a list furnished by DSC to CWSG (the "DSC UNDISCLOSED LIABILITIES LIST") or on any other DSC List. To DSC's knowledge, there exists no basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect on DSC that is not fairly reflected in the Financial Statements of DSC or otherwise disclosed in this Agreement.

     4.20 EMPLOYEE BENEFIT PLANS.

          (a) DSC has previously made available to CWSG copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provision of ERISA and covers any employee, whether active or retired, of DSC, together with all amendments thereto, all related summary plan descriptions (to the extent one is required by law), the determination letter from the IRS, and the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." DSC does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA that would subject DSC to a material amount of liability with respect to any such plan. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made. Except as disclosed in a list furnished by DSC to CWSG (the "DSC EMPLOYEE PLAN LIST"), all Employee Plans were in effect for substantially all of 1997, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder on or after January 1, 1998.

          (b) DSC has previously made available to CWSG copies or descriptions of each plan or Agreement maintained or otherwise contributed to by DSC which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of DSC (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the DSC Employee Plan List hereto, all Benefit Arrangements which are in effect were in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 1998. Except as set forth in the DSC Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of DSC since December 31, 1997, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1997. There is no contract, agreement or benefit agreement covering any employee of DSC which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280G of the Code.

          (c) With respect to all Employee Plans and Benefit Agreements, DSC is in material compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All material government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. DSC has performed all of its obligations under all such Employee Plans and Benefit Agreements in all material aspects. There is no pending or, to the knowledge of DSC, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Agreement which could result in a material amount of liability to such Employee Plan. To the knowledge of DSC, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by DSC which is covered by Title I of ERISA, which could subject any person (other than a person for whom DSC is not directly or indirectly responsible) to a material amount of liability under Title I of ERISA or to the imposition of a material amount of tax under Section 4975 of the Code which could have a Material Adverse Effect on DSC; nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has DSC failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. To the knowledge of DSC, DSC has not incurred nor expects to incur, directly or indirectly, a material amount of liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of CWSG or of any of its affiliates (including DSC) at or after the Effective Time of the Merger.

          (d) Except for DSC Scheduled Contracts set forth in the DSC Contract List or as set forth in the DSC Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by DSC within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          (e) All group health plans of DSC have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects.

     4.21 CORPORATE RECORDS. The minute books of DSC and each of the DSC Subsidiaries since the later of January 1, 1994 or the date which any DSC Subsidiary became a DSC Subsidiary accurately reflect all material actions taken from year end 1993 to this date by the respective shareholders, board of directors and committees of DSC and each of the DSC Subsidiaries.

     4.22 ACCOUNTING RECORDS. DSC and each of the DSC Subsidiaries maintains accounting records which fairly and validly reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to DSC and each of the DSC Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     4.23 OFFICES. DSC has furnished to CWSG a list (the "DSC OFFICES LIST") setting forth the headquarters of DSC (identified as such) and each of the offices maintained and operated by DSC and the location thereof. Except as set forth on the DSC Offices List, DSC does not maintain any other office or conduct business at any other location with the exception of offices or locations utilized as payment facilities.

     4.24 INVESTMENT SECURITIES. DSC has furnished to CWSG a list (the "DSC INVESTMENT SECURITIES LIST") (i) setting forth a description of each Investment Security held by DSC on October 31, 1998. The DSC Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115.

     4.25 POWER OF ATTORNEY. DSC has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.26 FACTS AFFECTING REGULATORY APPROVALS. To the knowledge of DSC, there is no fact, event or condition applicable to DSC or any of the DSC Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement. DSC will file rate cases with the Commission between the effective date of this Agreement and the Effective Time of the Merger.

     4.27 ACCOUNTING AND TAX MATTERS. To the best knowledge of DSC, DSC has not, through the date hereof, taken or agreed to take any action that would prevent CWSG from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

     4.28 INDEMNIFICATION. Other than pursuant to the provisions of its Articles of Incorporation or Bylaws and related indemnification agreements adopted in order to enact those provisions, DSC is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of DSC (a "Covered Person"), and to the best knowledge of DSC, there are no claims for which any Covered Person would be entitled to indemnification by DSC if such provisions were deemed in effect, except as set forth in a list furnished by DSC to CWSG (the "DSC INDEMNIFICATION LIST").

     4.29 DERIVATIVE TRANSACTIONS. DSC is not a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

     4.30 DISCLOSURE DOCUMENTS AND APPLICATIONS. None of the information supplied or to be supplied by or on behalf of DSC or any of the DSC Subsidiaries ("DSC Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Proxy Statement and Prospectus and (b) any other documents to be filed with the SEC, the Commission or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.31 YEAR 2000 PLAN AND COMPLIANCE. DSC has formulated a plan for addressing Year 2000 issues (the "Year 2000 Plan"), a copy of which has been provided to CWSG. Except as disclosed by DSC in a list furnished by DSC to CWSG (the "DSC YEAR 2000 EXCEPTIONS LIST"), DSC has been and is in material compliance with the Year 2000 Plan as in effect on the date hereof.

     4.32 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by DSC hereby or in the DSC Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or therein or in such schedules from being misleading.

     4.33 STANDARD. No representation or warranty of DSC contained in Article IV shall be deemed untrue or incorrect, and DSC shall not be deemed to have breached any such representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event which constitutes a breach of any such representation or warranty after giving effect to any materiality standards contained in any representation or warranty, individually or taken together with all other facts, circumstances or events constituting such breaches, has had or would reasonably be expected to have a Material Adverse Effect on DSC.

     4.34 WARN ACT. Prior to the date of this Agreement, DSC has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DSC; or (b) a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DSC. DSC has not been affected by any transaction or engaged in layoffs or employment termination with respect to its business sufficient in number to trigger application of any similar state or local law. None of DSC's employees who are employed in connection with its business has suffered an "employment loss" (as defined in the WARN Act).

                                     ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF CWSG

     CWSG represents and warrants to DSC with respect to CWSG, its predecessors in interest and the CWSG Subsidiaries as follows:

     5.1 INCORPORATION, STANDING AND POWER. CWSG and each of the CWSG Subsidiaries have been duly organized, are validly existing and in good standing as corporations under the laws of the State of California. CWSG intends to reincorporate into Delaware, which reincorporation is anticipated to occur prior to the Effective Time of the Merger. CWSG and each of the CWSG Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. CWSG and each of the CWSG Subsidiaries are duly qualified and in good standing as foreign corporations, and are authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect on CWSG. True and correct copies of the Articles of Incorporation and Bylaws of each of CWSG and each of the CWSG Subsidiaries have been delivered to DSC. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof. Water Company has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than relating to this Agreement and the transactions contemplated hereby.

     5.2 CAPITALIZATION.

          (a) As of the date of this Agreement, the authorized capital stock of CWSG consists of 25,000,000 shares of Common Stock, of which 12,619,140 shares are outstanding and 380,000 shares of Preferred Stock, of which 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are outstanding.
All of the outstanding shares of CWSG Stock are duly authorized, validly issued, fully paid and nonassessable. The CWSG Stock to be used in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

          (b) As of the date of this Agreement, the authorized capital stock of Water Company consists of 8,000,000 shares of Common Stock and 380,000 shares of preferred stock, of which 6,309,570 shares of the Common Stock are outstanding and owned of record and beneficially by CWSG. All the outstanding shares of such Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such Common Stock or any other securities convertible into such stock, and Water Company is not obligated to issue any additional shares of its Common Stock or any options, warrants or other rights in or with respect to the unissued shares of its Common Stock or any other securities convertible into such stock.

     5.3 FINANCIAL STATEMENTS. CWSG has previously furnished to DSC a copy of the Financial Statements of CWSG. The Financial Statements of CWSG: (a) present fairly and in all material respects the consolidated financial condition of CWSG and the CWSG Subsidiaries as of the respective dates indicated and its consolidated results of operations and statement of cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); and (c) are based upon the books and records of CWSG.

     5.4 REPORTS AND FILINGS. Except as set forth in a list (the "CWSG FILINGS LIST"), since the later of December 31, 1994, or the date which any CWSG Subsidiary became a CWSG Subsidiary, CWSG and each CWSG Subsidiary has filed all reports, returns, registrations and statements (such reports and filings referred to as "CWSG Filings") together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Commission, and any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect on CWSG on a consolidated basis. No administrative actions have been taken or orders issued in connection with such CWSG Filings. As of their respective dates, each of such CWSG Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance; and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such CWSG Filings that was intended to present the financial position of CWSG on a consolidated basis fairly presented the financial position of CWSG on a consolidated basis and was prepared in accordance with generally accepted accounting principles consistently applied, except as stated therein, during the periods involved. CWSG has furnished or made available to DSC true and correct copies of all CWSG Filings filed by CWSG since January 1, 1994.

     5.5 AUTHORITY.

          (a) Of CWSG. The execution and delivery by CWSG of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CWSG, and this Agreement will be upon execution and delivery by the respective parties hereto, a valid and binding obligation of CWSG enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by CWSG to DSC (the
"CWSG CONFLICTS AND CONSENTS LIST"), neither the execution and delivery by CWSG of this Agreement, the consummation of the transactions contemplated herein, nor compliance by CWSG with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CWSG or any CWSG Subsidiary is a party, or by which CWSG or any CWSG Subsidiary or any of its respective properties or assets is bound, or require the approval or consent of any third party; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of CWSG or any CWSG Subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CWSG or any CWSG Subsidiary or any of their respective properties or assets. Except as set forth in the CWSG Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of CWSG, and no consent of, approval of or notice to any other Person is required in connection with the execution and delivery by CWSG of this Agreement or the Agreement of Merger, or the consummation by CWSG of the Merger or the transactions contemplated hereby or thereby, except (i) such approvals as may be required by the SEC, the Commission, the United States Department of Justice and Federal Trade Commission; (ii) filing of the Agreement of Merger with the Secretary of State of the State of California; (iii) such approvals as may be required by the New York Stock Exchange of listing of the CWSG
Stock to be issued in the Merger; and (iv) the filing of pre-merger notification reports by DSC and CWSG under the Hart-Scott-Rodino Antitrust Improvements Act (1976), as amended.

          (b) Of Water Company. The execution and delivery by Water Company of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated thereby, will be duly and validly authorized by all necessary corporate action on the part of Water Company, and this Agreement and the Agreement of Merger will be, upon due execution and delivery by the respective parties, a valid and binding obligation of Water Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the consummation of the transactions contemplated by this Agreement and the Agreement of Merger, nor compliance by Water Company with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, or Bylaws; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Water Company is a party, or by which Water Company or any of its properties or assets is bound, or require the approval or consent of any third party; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Water Company; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Water Company or any of its properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Water Company, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Wate Company of this Agreement or the Agreement of Merger or the consummation by Water Company of the transactions contemplated hereby or thereby, except
(i) the approval of the Agreement of Merger and the transactions contemplated hereby by the shareholders and directors of Water Company; (ii) such approvals as may be required by the SEC, the Commission or any other Governmental Authority; (iii) filing of the Agreement of Merger with the Secretary of State of the State of California; and (iv) the filing of pre-merger notification reports by DSC and CWSG under the Hart-Scott-Rodino Antitrust Improvements Act (1976), as amended.

     5.6 CWSG SUBSIDIARIES. As of the date of this Agreement, CWSG owns 100% of the outstanding stock of Water Company and of CWS Utility Services. As of the date of this Agreement, and except for its investments in CWS Utility Services and Water Company, CWSG does not own, directly or indirectly, more than one percent (1%) of the outstanding stock or equity or other voting interest in any other corporation, partnership, joint venture, limited liability company or other entity.

     5.7 BROKERS AND FINDERS. Except for the obligation to A.G. Edwards & Sons, Inc., as set forth in the A.G. Edwards Agreement, a copy of which has been delivered to DSC, CWSG is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     5.8 CERTAIN MATERIAL CHANGES. Except as specifically required, permitted or effected by this Agreement, or as disclosed in any CWSG Filings, since September 30, 1998, or as disclosed in any CWSG List, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) Any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of CWSG and any of the CWSG Subsidiaries or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect on CWSG;

          (b) Any damage, destruction or other casualty loss (not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect on CWSG;

          (c) Any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a Material Adverse Effect on CWSG; or

          (d) Any disposition by CWSG of an asset the lack of which has had or may reasonably be expected to have a Material Adverse Effect on CWSG.

     5.9 LICENSES AND PERMITS. CWSG and each of the CWSG Subsidiaries have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on CWSG on a consolidated basis. To CWSG's knowledge, the respective properties, assets, operations and businesses of CWSG and each CWSG Subsidiary are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of CWSG and each of the CWSG Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     5.10 CORPORATE RECORDS. The minute books of CWSG and each of the CWSG Subsidiaries since the later of January 1, 1994 or the date which any CWSG Subsidiary became a CWSG Subsidiary accurately reflect all material actions taken from year end 1993 to this date by the respective shareholders, board of directors and committees of CWSG and each of the CWSG Subsidiaries.

     5.11 ACCOUNTING RECORDS. CWSG and each of the CWSG Subsidiaries maintain accounting records which fairly and validly reflect, in all material respects, their transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to CWSG and each of the CWSG Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     5.12 FACTS AFFECTING REGULATORY APPROVALS. To the knowledge of CWSG, there is no fact, event or condition applicable to CWSG or any of the CWSG Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and transactions contemplated by this Agreement.

     5.13 ACCOUNTING AND TAX MATTERS. To the best of CWSG's knowledge, CWSG has not through the date hereof taken or agreed to take any action that would prevent it from accounting for the business combination to be effected by the Merger as a pooling of interests or that would prevent the Merger from qualifying as a reorganization under Section 368 the Code.

     5.14 DISCLOSURE DOCUMENTS AND APPLICATIONS. None of the information supplied or to be supplied by or on behalf of CWSG or any of the CWSG Subsidiaries ("CWSG Supplied Information") for inclusion in (a) the
Registration Statement on Form S-4 and the Proxy Statement and Prospectus to be mailed to the shareholders of DSC in connection with obtaining the approval of the shareholders of DSC of this Agreement, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the Commission or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.15 NEW YORK STOCK EXCHANGE LISTING. As of the date hereof, CWSG Stock is listed and trades on the New York Stock Exchange under the symbol "CWT". To the knowledge of CWSG, there is nothing which would prevent the shares to be issued to DSC's shareholders from being registered and listed on the New York Stock Exchange.

     5.16 LITIGATION. Except as set forth in the CWSG Filings or in a list furnished by CWSG to DSC (the "CWSG LITIGATION LIST"), there is no private or governmental suit, claim, action or proceeding pending, nor to CWSG's knowledge threatened, against CWSG or any of the CWSG Subsidiaries or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CWSG or any of the CWSG Subsidiaries which, if adversely determined, would have a Material Adverse Effect on CWSG or the transactions contemplated hereby, or which could reasonably be expected to involve a judgment against CWSG in excess of $50,000. Also, except as disclosed in the CWSG Filings or in the CWSG Litigation List, there are no material judgments, decrees, stipulations or orders against CWSG or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     5.17 COMPLIANCE WITH LAWS AND REGULATIONS.

          (a) CWSG and each of the CWSG Subsidiaries is not in default under or in breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any Governmental Entity, where such default or breach would have a Material Adverse Effect on CWSG.

          (b) Without limiting Section 5.17(a), to the knowledge of CWSG and except as set forth on a list furnished by CWSG to DSC (the "CWSG ENVIRONMENTAL COMPLIANCE LIST") (i) CWSG and each of the CWSG Subsidiaries is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about CWSG Property or any of the CWSG Subsidiaries' Property; (iii) except for Hazardous Materials properly maintained in accordance with Environmental Regulations, there are no Hazardous Materials on, below or above the surface of, or migrating to or from CWSG Property or any of the CWSG Subsidiaries' Property; and (iv) without limiting Section 5.16 or the foregoing representations and warranties contained in clauses (i) through (iii), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against CWSG or concerning property securing CWSG loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CWSG Property or property securing CWSG loans, relating to the foregoing representations (i) through (iii), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect on CWSG. For purposes of this Section 5.17(b), the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "CWSG Property" shall mean real estate currently owned, leased, or otherwise used by CWSG, including, without limitation, properties under foreclosure, but excluding stock investments not requiring consolidation for accounting or tax purposes. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, withut limitation, the Comprehensive Environmental
Response, Compensation and Liability Act (42 U.S.C. Section 9601, ET SEQ.);
the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C. Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, ET SEQ.);
the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, ET
SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section
651); the Emergency Planning and Community Right-to-Know Act of 1986 (42
U.S.C. Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42
U.S.C. Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous
Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of
the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls
(PCBs), asbestos or urea formaldehyde foam insulation.

     (c) CWSG has provided to DSC phase I environmental assessments with respect to each interest in real property set forth on the CWSG Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of CWSG. The CWSG Real

Property List shall disclose each such property as to which such an assessment has been prepared on behalf of CWSG.

     5.18 PERFORMANCE OF OBLIGATIONS. CWSG and each of the CWSG Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect on CWSG. To CWSG's knowledge, no party with whom CWSG or any of the CWSG Subsidiaries has an agreement that is of material importance to the business of CWSG or any of the CWSG Subsidiaries is in default thereunder.

     5.19 MATERIAL CONTRACTS. For the purposes of this Section 5.19, the contracts, agreements, relationships and commitments referred to in this Section
5.19 include only those contracts, agreements, relationships and commitments which involve the payment by or to CWSG or any of the CWSG Subsidiaries, property of CWSG or any of the CWSG Subsidiaries, or commitments or expenditures of CWSG or any of the CWSG Subsidiaries requiring or having a value of $500,000 or more per annum. Except as set forth in a list furnished by CWSG to DSC (the "CWSG CONTRACT LIST") hereto (all items listed or required to be listed in such CWSG Contract List being referred to herein as "CWSG Scheduled Contracts"), CWSG and each of the CWSG Subsidiaries is not a party or otherwise subject to:

          (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of CWSG or any of the CWSG Subsidiaries and is not terminable by CWSG or any of the CWSG Subsidiaries within one year without penalty or (ii) requires payment by CWSG or any of the CWSG Subsidiaries;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by CWSG or any of the CWSG Subsidiaries;

          (c) any contract or agreement that restricts CWSG or any of the CWSG Subsidiaries (or would restrict any Affiliate of CWSG or the Surviving Corporation (including CWSG and the CWSG Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any lease of real or personal property providing for annual lease payments by or to CWSG or any of the CWSG Subsidiaries other than (i) financing leases entered into in the ordinary course of business in which CWSG or any of the CWSG Subsidiaries is lessor and (ii) leases of real property presently used by CWSG or any of the CWSG Subsidiaries as needed in its utility operations;

          (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CWSG or any of the CWSG Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property;

          (f) other than as described in the CWSG Filings, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of CWSG or any of the CWSG Subsidiaries ;

          (g) any agreement to acquire equipment or any commitment to make capital expenditures except for (i) any agreement or commitment under any CWSG approved planned capital budget program, copies of which have been furnished by CWSG to DSC and (ii) developer funded projects in accordance with Commission Tariff Rule 15;

          (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which CWSG or any of the CWSG Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (i) any agreement for the borrowing of any money (other than liabilities or borrowings made in the ordinary course of its business and reflected in the financial records of CWSG and short term bank borrowings which have been included in a list furnished by CWSG to DSC (the "CWSG SHORT TERM BORROWINGS LIST"));

          (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by CWSG or any of the CWSG Subsidiaries (as lessee) that materially restricts the use, transferability or value of such property;

          (k) any guarantee or indemnification other than letters of credit or loan commitments issued in the normal course of business;

          (l) any supply contracts that are not terminable by CWSG or any of the CWSG Subsidiaries without penalty on 30 days' or less notice;

          (m) other than as disclosed with reference to subparagraph (k) of this Section 5.19, any material agreement which would be terminable other than by CWSG or any of the CWSG Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

          (n) any sales of assets of CWSG or any of the CWSG Subsidiaries with recourse of any kind to CWSG except the sale of repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (o)  [deleted];

          (p) any contract relating to the provision of data processing services to CWSG or any of the CWSG Subsidiaries; or

          (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items.

     True copies of all CWSG Scheduled Contracts, including all amendments and supplements thereto, have been delivered to DSC.

     5.20 UNDISCLOSED LIABILITIES. To CWSG and each of the CWSG Subsidiaries' knowledge, it has no liabilities or obligations, either accrued or contingent, that are material to CWSG and that have not been: (a) reflected or disclosed in the Financial Statements of CWSG; (b) incurred subsequent to December 31, 1997 in the ordinary course of business; or (c) disclosed in a list furnished by CWSG to DSC (the "CWSG UNDISCLOSED LIABILITIES LIST") or on any other CWSG List.
To CWSG's knowledge, there exists no basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect on CWSG that is not fairly reflected in the Financial Statements of CWSG or otherwise disclosed in this Agreement.

     5.21 YEAR 2000 PLAN AND COMPLIANCE. CWSG has formulated a plan for addressing Year 2000 issues (the "Year 2000 Plan"), a copy of which has been provided to DSC. Except as disclosed by CWSG in a list furnished by CWSG to DSC (the "CWSG YEAR 2000 EXCEPTIONS LIST"), CWSG has been and is in material compliance with the Year 2000 Plan as in effect on the date hereof.

     5.22 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by CWSG hereby or in the CWSG Lists or Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or therein or in such schedules from being misleading.

     5.23 STANDARD. No representation or warranty of CWSG contained in Article V shall be deemed untrue or incorrect, and CWSG shall not be deemed to have breached any such representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event which constitutes a breach of any such representation or warranty after giving effect to any materiality standards contained in any representation or warranty, individually or taken together with all other facts, circumstances or events constituting such breaches, has had or would reasonably be expected to have a Material Adverse Effect on CWSG.

                                     ARTICLE VI

                                  COVENANTS OF DSC

                        PENDING EFFECTIVE TIME OF THE MERGER

     DSC covenants and agrees with CWSG and Water Company as follows:

     6.1 LIMITATION ON DSC'S CONDUCT PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California corporations, DSC and each of the DSC Subsidiaries agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound business practices, and DSC and each of the DSC Subsidiaries shall not, without the prior written consent of CWSG, which consent, except with respect to Section 6.1(n) below, shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of CWSG's receipt of written notice of a request for prior written consent, written notice of objection is not received by DSC:

          (a) issue, sell or grant any DSC Stock (except pursuant to the exercise of DSC Options outstanding as of the date hereof and except with respect to those pending acquisitions and other acquisitions that may develop prior to the Effective Time of the Merger by DSC of water systems or companies within a radius of fifty (50) miles of DSC's current operations and having three hundred (300) or fewer customers as described in a list furnished by DSC to CWSG (the "DSC PENDING ACQUISITIONS LIST")), any other securities (including long term debt) of DSC, or any rights, options or securities to acquire any DSC Common Stock, or any other securities (including long term debt) of DSC;

          (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of DSC, provided, however, that subject to Section 6.11, DSC may pay to its shareholders its regular cash dividend in amounts consistent with past practices;

          (c) purchase, redeem or otherwise acquire any capital stock or other securities of DSC or any rights, options, or securities to acquire any capital stock or other securities of DSC;

          (d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Bylaws;

          (e) grant any general or uniform increase in the rate of pay of employees or employee benefits except in the ordinary course of business and consistent with past practice;

          (f) grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits (other than the acceleration and vesting of stock options outstanding on the date of this Agreement upon the Effective Time of the Merger), except for annual salary increases of not more than three and one half percent (3.5%) in the aggregate which shall not be in the form of stock options and shall only be granted in the ordinary course of business and consistent with past practices or as required by an existing written employment agreement or pursuant to the 1996 DSC Bonus Plan as approved by the Board of Directors (the "DSC Bonus Plan"), as amended; provided, however, that payment of the Transaction Expenses shall not be considered in the determination of bonus payments pursuant to the DSC Bonus Plan;

          (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate, except for (i) ordinary repairs, renewals, replacements, (ii) any agreement or commitment under any DSC approved planned capital budget program, copies of which have been furnished by DSC to CWSG, and (iii) developer funded projects in accordance with the Commission's Tariff Rule 15;

          (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

          (i) [deleted];

          (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or a Governmental Entity;

          (k) [deleted];

          (l) close any offices at which business is conducted or open any new offices except those new offices being opened in connection with any pending acquisition;

          (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

          (n) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and DSC shall promptly notify CWSG (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; PROVIDED, HOWEVER, that notwithstanding any other provision hereof, DSC may engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its authorized representatives after the date hereof) seeks to initiate such discussions or negotiations and furnish such third party information concerning itself and its business, properties and assets, and may accept a Competing Transaction proposal from such third party if, and only to the extent that such third party shall first have made an unsolicited Competing Transaction proposal to DSC that the Board of Directors of DSC reasonably believes in good faith may be a Superior Proposal (as such term is defined below). Furthermore, nothing contained herein shall prohibit DSC from taking and disclosing to its shareholders a position on any takeover proposal contemplated by Rule 14e-2(a) of the Exchange Act.

          For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving DSC: (i) any merger, consolidation, share exchange involving fifty percent (50%) or more of the voting power of DSC or other business combination; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of DSC representing thirty percent (30%) or more of the assets of DSC; (iii) a sale by DSC of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing thirty percent (30%) or more of the voting power of DSC; (iv) a tender offer or exchange offer for at least fifty percent (50%) of the outstanding shares of DSC; (v) a solicitation of proxies in opposition to approval of the Merger by DSC's shareholders; (vi) or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.1(n) or elsewhere in this Agreement, the obligations of DSC in this Agreement are subject to the continuing fiduciary duties of the Board of Directors of DSC to the shareholders of DSC. In addition, if the Board of Directors of DSC receives a bona fide proposal for a Competing Transaction which it has determined to be a Superior Proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may terminate this Agreement, in each case at any time after the fifth (5th) business day following CWSG's receipt of written notice advising CWSG that the Board of Directors of DSC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

          For purposes of this Agreement, a "Superior Proposal" means a Competing Transaction for consideration consisting of cash and/or securities and otherwise on terms and conditions which a majority of the members of the Board of Directors of DSC determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to DSC's shareholders than the terms of the Merger;

          (o) change any of DSC's basic policies and practices with respect to operations, cash flow planning, marketing, budgeting, profit and tax planning, personnel practices or any other material aspect of DSC's business or operations, except such changes as may be required by any Governmental Entity;

          (p) grant any Person a power of attorney or similar authority;

          (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

          (r) amend or modify any DSC Scheduled Contract or enter into any agreement or contract that would be a DSC Scheduled Contract under Section 4.16, other than (i) amendments or modifications entered into in the ordinary course of business and consistent with past practice, (ii) any agreement or commitment under any DSC approved planned capital budget program, copies of which have been furnished by DSC to CWSG and (iii) developer funded projects in accordance with the Commission's Tariff Rule 15;

          (s) sell, transfer, mortgage, encumber, amend indentures to encumber or otherwise dispose of any assets of DSC or the DSC Subsidiaries or release or waive any claim, except in the ordinary course of business and consistent with past practices;

          (t) knowingly take any action which would or is reasonably likely to
(i) adversely affect the ability of CWSG or DSC to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby;
(ii) adversely affect DSC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CWSG's or DSC's obligations hereunder, as set forth in Articles IX or X herein not being satisfied;

          (u) reverse, other than in accordance with generally accepted accounting principles (GAAP), any reserves for contingent tax liabilities for income tax on services;

          (v) [deleted];

          (w) sell any security other than in the ordinary course of business, or engage in gains trading;

          (x) [deleted];

          (y) agree or make any commitment to take any actions prohibited by this Section 6.1;

          (z) knowingly take or cause to be taken an action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent CWSG from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (aa) [deleted];

          (bb) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

          (cc) [deleted];

          (dd) incur any indebtedness for borrowed money excluding extensions of existing bank lines of credit, or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for short-term borrowings made at prevailing market rates and terms; or

          (ee) [deleted].

     6.2 AFFIRMATIVE CONDUCT OF DSC AND DSC SUBSIDIARIES PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, DSC shall, and shall cause the DSC Subsidiaries to:

          (a) use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with customers, employees and others having business relationships with DSC or any of the DSC Subsidiaries;

          (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of DSC and each of the DSC Subsidiaries;

          (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which it is responsible and on its business operations;

          (d) perform its material contractual obligations and not become in material default on any such obligations;

          (e) duly observe and conform in all material respects to all lawful requirements applicable to the business of DSC or any of the DSC Subsidiaries;

          (f) maintain its assets and properties in good condition and repair, normal wear and tear expected;

          (g) promptly upon learning of such information, advise CWSG in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding DSC Common Stock prior to the record date fixed for the DSC Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (h) promptly notify CWSG regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of DSC, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of DSC;

          (i) make available to CWSG SEC filings at the time of filing, press releases at the time of release, and monthly unaudited balance sheets and income statements of DSC within twenty-five (25) days after the close of each calendar month;

          (j) not later than the 30th day of each calendar month, amend or supplement the DSC Lists prepared and delivered pursuant to Article IV to ensure that the information set forth in the DSC Lists accurately reflects the then-current status of DSC and the DSC Subsidiaries. DSC shall further amend or supplement the DSC Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the DSC Lists;

          (k) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of DSC or that is contemplated in this Agreement as required in connection with the Merger;

          (l) [deleted];

          (m) furnish to CWSG, as soon as practicable, and in any event within 15 days after it is prepared, a copy of any communication submitted to the DSC Board of Directors or any committee thereof, provided, however, that with the exception of DSC's obligations under Section 6.1(n) of this Agreement, DSC need not furnish to CWSG communications regarding DSC's rights and obligations under this Agreement or the transactions contemplated hereby, including any Competing Transaction, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product;

          (n) make available to CWSG all filings with applicable regulators;

          (o) as soon as reasonably possible, and prior to the Closing Date, obtain and make available to CWSG preliminary title reports for all real property owned or leased by DSC; and

          (p) as soon as reasonably possible and prior to the Closing Date, obtain and make available to CWSG true and correct copies of all leases included in the DSC Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the DSC Real Property List.

     6.3  ACCESS TO INFORMATION.

          (a) Except as otherwise provided in this Article VI, DSC will afford, upon reasonable notice, to CWSG and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable CWSG and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of DSC and the condition thereof and to update such examination at such intervals as CWSG shall deem appropriate. Such examination shall be conducted in cooperation with the officers of DSC and in such a manner as to minimize any disruption of, or interference with, the normal business operations of DSC. Upon the request of CWSG, DSC will request Arthur Andersen to provide reasonable access to representatives of KPMG Peat Marwick working on behalf of CWSG to auditors' work papers with respect to the business and properties of DSC, including tax accrual work papers prepared for DSC during the preceding sixty (60) months, other than
(a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that DSC is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of CWSG of the right to rely upon the representations and warranties made by DSC herein; provided, that CWSG shall disclose to DSC any fact or circumstance it may discover which CWSG believes renders any representation or warranty made by DSC hereunder incorrect in any respect. Any examination or review conducted pursuant to this Section 6.3(a) shall be at the sole cost and expense of the party conducting or requesting the examination or review. CWSG covenants and agrees that it, the CWSG Subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning DSC so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to DSC.

          (b) [deleted].

          (c) With the exception of those portions of minutes relating to consideration of this transaction or any Competing Transaction, DSC shall provide CWSG with a copy of all minutes of all regular and special Board of Directors' and committee meetings of DSC from the date hereof until the Effective Date of the Merger. Said copy or copies shall be received by CWSG no later that 10 business days following the meeting or meetings to which the minutes pertain.

     6.4 REVIEW BY ACCOUNTANTS. Promptly upon request of CWSG, DSC will request Arthur Andersen to permit representatives of KPMG Peat Marwick working on behalf of CWSG to review and examine the work papers of Arthur Andersen relating to DSC and the Financial Statements of DSC and to review and examine the work papers of Arthur Andersen relating to any future completed audits or completed reviews of DSC. Any costs incurred in such review and examination will be paid by CWSG.

     6.5 FILINGS. DSC agrees that through the Effective Time of the Merger, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable Commission regulations consistently applied during the periods involved.

     6.6 NOTICES; REPORTS. Except as provided in Section 6.2(m), DSC will promptly notify CWSG of any event of which DSC obtains knowledge which has had or may have a Material Adverse Effect on DSC or in the event that DSC determines that it is unable to fulfill any of the conditions to the performance of CWSG's and Water Company's obligations hereunder, as set forth in Articles IX or XI herein, and DSC will furnish CWSG (i) as soon as available, and in any event within one (1) Business Day after it is mailed or delivered to the Board of Directors of DSC or committees thereof, any report by DSC for submission to the Board of Directors of DSC or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by DSC to its shareholders or other security holders, and all reports filed by DSC with the SEC, and (iii) such other existing reports as CWSG may reasonably request relating to DSC subject to the limitations contained in Section 6.2(m).

     6.7 DSC SHAREHOLDERS' MEETING. Promptly after the execution of this Agreement, DSC will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of DSC shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of DSC shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding DSC Stock to approve this Agreement and the transactions contemplated hereby. In connection with such shareholders meeting, DSC shall prepare a proxy statement containing the recommendation of the Board of Directors of DSC in favor of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing provisions of this sentence, the Board of Directors of DSC shall be free to take any position and any action which it determines upon advice of outside counsel to be required to ensure compliance with the fiduciary obligations of the Board under applicable law.

     6.8 [deleted].

     6.9 APPLICATIONS. Subject to Section 7.5, DSC will (i) promptly prepare or cause to be prepared the portions of the Proxy Statement and Prospectus as it pertains to DSC and any other applications necessary to consummate the transactions contemplated hereby; (ii) promptly provide any information requested by CWSG for the preparation of any applications necessary to consummate the transactions contemplated hereby; and (iii) promptly prepare and file, or cause to be prepared and filed, a Hart-Scott-Rodino notification with the Federal Trade Commission and the United States Department of Justice. DSC shall afford CWSG a reasonable opportunity to review the portions of the Proxy Statement and Prospectus pertaining to DSC and all such applications and all amendments and supplements thereto before the filing thereof. DSC covenants and agrees that, with respect to the information furnished by DSC or the DSC Subsidiaries, the Proxy Statement and Prospectus will (i) comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and

(ii) comply in all material respects to the extent relevant with the requirements of all securities laws and all other applicable rules, regulations and filing requirements. DSC will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the transactions contemplated herein.

     6.10 AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS. Concurrently with the execution of this Agreement, (a) DSC shall deliver to CWSG a letter identifying all persons who are then "affiliates" of DSC for purposes of Rule 145 under the Securities Act and (b) DSC shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall obtain, within 30 days of delivery of such letter, from each person identified in such letter a written agreement substantially in the form attached hereto as EXHIBIT B. DSC shall use its best efforts to obtain from any person who becomes an affiliate of DSC after DSC's delivery of the letter referred to above, and within 30 days of that person becoming an affiliate of DSC or on or prior to the date of the DSC Shareholders' Meeting to approve this Agreement, whichever is earliest, a written agreement substantially in the form attached as EXHIBIT B hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in
Section 9.6, DSC shall use its commercially reasonable efforts to cause each person or group of persons who holds more than five percent (5%) of the DSC Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to Nossaman, Guthner, Knox & Elliott, LLP, a letter stating that such shareholder(s) has no present plan or intention to dispose of CWSG Stock that the shareholder(s) will receive in the Merger, and committing that such shareholder(s) will not dispose of such CWSG Stock in a manner as to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

     6.11 COORDINATION OF DIVIDENDS. DSC shall coordinate with CWSG the declaration of any dividends that may be allowed pursuant to Section 6.1 (b) hereof, and the record date and the payment dates relating thereto, it being the intention of the parties that holders of DSC Stock shall not receive two dividends, or fail to receive one dividend, for any applicable dividend period with respect to their shares of DSC Stock and any shares of CWSG Stock any such holder will receive in exchange therefor in the Merger.

     6.12 D&O COVERAGE. Prior to the Effective Time of the Merger, DSC shall obtain a policy of insurance insuring directors and officers of DSC and the DSC Subsidiaries, and those persons who become directors and officers of DSC or the DSC Subsidiaries between the date of this Agreement and the Effective Time of the Merger. This insurance shall be no less protective in terms of policy limits, coverage or limitations than the insurance for officers and directors maintained by DSC at the date of this Agreement (the "Current D& O Coverage"). The Current D&O Coverage insures those persons covered by it in an aggregate amount of $22,000,000, consisting of $3,000,000 of primary coverage and $19,000,000 of excess (umbrella) coverage. The new D&O insurance to be obtained by DSC hereunder (the "New Policy") shall provide coverage for a period of up to 48 months following the Effective Time of the Merger and shall cover acts and omissions occurring prior to the Effective Time of the Merger and acts and omissions relating to this Agreement and the actions contemplated hereby to the extent such insurance is commercially available. The above notwithstanding, DSC shall not obtain or pay for any coverage under the New Policy requiring an annual premium in excess of 150% of the annual premium that DSC pays for the Current D&O Coverage, plus any general increases in the cost of D&O insurance between the date of this Agreement and the periods covered by the New Policy.


                                    ARTICLE VII

                                 COVENANTS OF CWSG
                        PENDING EFFECTIVE TIME OF THE MERGER

     CWSG covenants and agrees with DSC as follows:

     7.1 LIMITATION ON CWSG'S CONDUCT PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California corporations, CWSG and the CWSG Subsidiaries shall not, without prior written consent of DSC (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five
(5) Business Days of DSC's receipt of written notice of a request for prior written consent, written notice of objection is not received by CWSG):

          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of CWSG or Water Company to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect CWSG's or Water Company's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CWSG's or Water Company's obligations hereunder, as set forth in Articles IX or X herein not being satisfied; or (iv) take any action which would prevent listing of the shares to be issued to DSC shareholders from being listed;

          (b) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent CWSG from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (c) except as provided in Section 5.1, amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the CWSG Common Stock; or

          (d) agree or make any commitment to take any actions prohibited by this Section 7.1.

          (e) enter into any transaction or agreement which would result in its debt rating being reduced below investment grade;

          (f) enter into any other transaction or series of transactions which would result in it engaging in operations or lines of business other than those currently conducted by CWSG as of the date of this Agreement;

          (g) reduce its common stock dividend below its payment level at the date of this Agreement; or

          (h) enter into any transaction which would result in the acquisition in any manner, directly or indirectly, of an equity interest in CWSG representing more than 50% of the common stock of CWSG then outstanding, or the acquisition of more than 50% of the assets of CWSG, nor shall the board of directors of CWSG nor any committee thereof approve or recommend, or propose to approve or recommend, any such transaction.

     7.2 AFFIRMATIVE CONDUCT OF CWSG AND CWSG SUBSIDIARIES PRIOR TO EFFECTIVE TIME OF THE MERGER. Between the date hereof and the Effective Time of the Merger, CWSG shall, and shall cause the CWSG Subsidiaries to:

          (a) use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve the relationships and goodwill with customers, employees and others having business relationships with CWSG or any of the CWSG Subsidiaries;

          (b) duly observe and conform in all material respects to all lawful requirements applicable to the business of CWSG and each of the CWSG Subsidiaries;

          (c) make available to DSC SEC filings at the time of filing, press releases at the time of release, and monthly unaudited balance sheets and income statements of CWSG within twenty-five (25) days after the close of each calendar month;

          (d) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of CWSG on a consolidated basis or that is contemplated in this Agreement as required in connection with the Merger;

          (e) not later than the 30th day of each calendar month, amend or supplement the CWSG Lists prepared and delivered pursuant to Article V to ensure that the information set forth in the CWSG Lists accurately reflects the then-current status of CWSG and the CWSG Subsidiaries. CWSG shall further amend or supplement the CWSG Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the CWSG Lists;

          (f) [deleted]; and

          (g) furnish to DSC, as soon as practicable, and in any event within 15 days after it is prepared, a copy of any communication submitted to the CWSG Board of Directors or any committee thereof, provided, however, that CWSG need not furnish to DSC communications regarding CWSG's rights and obligations under this Agreement or the transactions contemplated hereby, including any Competing Transaction as defined in Section 6.1(n) (assuming CWSG rather than DSC to be the target), or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product.

          7.3 ACCESS TO INFORMATION.  Except as otherwise provided in this
Article VII, upon reasonable request by DSC, CWSG shall (i) make its Chief Executive Officer, Chief Financial Officer and/or Controller available to discuss with DSC and its representatives CWSG's operations, (ii) shall provide DSC with written information which is (a) similar to the written information that DSC reviewed in connection with this Agreement, and (b) related to CWSG's business condition, operations and prospects; and (iii) make available to DSC the minutes of meetings of the Board of Directors of CWSG (except to the extent that such minutes relate to consideration of this transaction or any Competing Transaction, or contain communications of CWSG's legal counsel regarding CWSG's rights and obligations under this Agreement or the transactions contemplated hereby, or contain matters covered by confidentiality agreements or the attorney-client privilege, or which contain attorney's work product). No examination or review conducted under this Section shall constitute a waiver or relinquishment on the part of DSC of the right to rely upon the representations and warranties made by CWSG herein; provided, that DSC shall disclose to CWSG any fact or circumstance it may discover which DSC believes renders any representation or warranty made by CWSG hereunder incorrect in any respect. Any examination or review conducted pursuant to this Section 7.3 shall be at the sole cost and expense of the party conducting or requesting the examination or review. DSC covenants and agrees that it, the DSC Subsidiaries and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CWSG so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CWSG.

     7.4 FILINGS. CWSG agrees that through the Effective Time of the Merger, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable Commission regulations consistently applied during the periods involved.

     7.5 APPLICATIONS. CWSG will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Merger with the Commission; (ii) in conjunction with DSC, the Registration Statement on Form S-4 regarding securities to be issued to DSC shareholders as a result of the Merger and the Proxy Statement and Prospectus as it pertains to CWSG for filing with the SEC; (iii) a Hart-Scott-Rodino notification with the Federal Trade Commission and the United States Department of Justice; and (iv) any other applications necessary to consummate the transactions contemplated hereby. CWSG shall afford DSC a reasonable opportunity to review the Proxy Statement and Prospectus and all such applications and all amendments and supplements thereto before the filing thereof. CWSG covenants and agrees that the Registration Statement on Form S-4 and the Proxy Statement and Prospectus and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information furnished by CWSG or the CWSG Subsidiaries, will (i) comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (ii) comply in all material respects to the extent relevant with the requirements of all securities laws and all other applicable rules, regulations and filing requirements. CWSG will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

     7.6 BLUE SKY. CWSG agrees to have the shares of CWSG Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of DSC reside.

     7.7 SALES AND NET INCOME REPORTS. CWSG shall use its reasonable best efforts to publish as promptly as reasonably practical, but in no event later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     7.8 SECURITIES ACT AND EXCHANGE ACT FILINGS. (a) CWSG shall make all filings with the SEC that are described in Section (c) of Rule 144 under the Securities Act for a period of two years following the Effective Time.

     7.9 NOTICES; REPORTS. Except as provided in Section 7.2(g), CWSG will promptly notify DSC of any event of which CWSG obtains knowledge which has had or may have a Material Adverse Effect on CWSG on a consolidated basis or in the event that CWSG determines that it is unable to fulfill any of the conditions to the performance of DSC's obligations hereunder, as set forth in Articles IX or X herein, and CWSG will furnish DSC (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by CWSG for submission to the Board of Directors of CWSG or committees thereof, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by CWSG to its shareholders or other security holders, and all reports filed by CWSG with the SEC and the Commission and (iii) such other existing reports as DSC may reasonably request relating to CWSG subject to the limitations contained in Section 7.2(g).

     7.10 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any regulatory approvals which CWSG deems to materially adversely affect it or to be materially burdensome as provided in Section 9.3 hereof, CWSG shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

                                    ARTICLE VIII

                                ADDITIONAL COVENANTS

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2 PUBLIC ANNOUNCEMENTS. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by CWSG or DSC unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law. If and where feasible, CWSG and DSC shall use their best efforts and shall cooperate with each other to issue joint press releases or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     8.3 [DELETED].

     8.4 [DELETED].


     8.5 CONFIDENTIALITY AND NON-DISCLOSURE.

     (a) Each party has furnished and will furnish information concerning its business (herein collectively referred to as the "Evaluation Material") to the other party. Each party agrees to use the Evaluation Material received from the other only in accordance with the provisions of this Agreement and to take or refrain from taking certain other actions set forth herein. The term "Evaluation Material" shall include any and all information, oral or written, concerning the Merger or any other actual or potential transaction between the parties or concerning the parties' respective businesses, which heretofore has been or hereafter is disclosed by CWSG or DSC, or any of their respective partners, directors, officers, shareholders, employees, agents or advisors (for the purposes of this Section 8.5 and Section 8.6, collectively called "representatives"), either directly or indirectly, in writing, orally or by physical inspection, and whether disclosed prior to or after the date of this Agreement, together with all analyses, compilations, studies or other data, documents or records prepared by either party or any of its representatives which contain or otherwise reflect or are generated from any such information or documents. Evaluation Material does not include information that is (i) publicly known (other than as a result of a breach of this Agreement), (ii) approved for release by written authorization of the party that provided such information, or (iii) lawfully obtained from third parties who are not bound by a confidentiality agreement with the party that provided such information.

     (b) CWSG and DSC each agrees that the Evaluation Material will be used solely for purposes of this Agreement and the transactions contemplated hereby, and not in connection with the consideration of any other transaction, including, without limitation, any other transaction or investment directly or indirectly involving the other party, and that all information contained therein will be kept confidential by such party. CWSG and DSC may disclose such Evaluation Material to their representatives who need to have access to such Evaluation Material in connection with the Merger; provided, that each party shall advise all of its representatives to whom the Evaluation Material is disclosed of its obligations under this Agreement and shall take all reasonable steps to insure that such persons or entities to whom disclosure is made shall have been advised of the confidentiality thereof and shall have agreed, for the benefit of the other party, to be bound by confidentiality provisions similar to those set forth in this Agreement. CWSG and DSC each agrees that it shall protect the confidentiality of and avoid disclosure or use of the Evaluation Material, except (i) as permitted in writing by an authorized representative of the other party and (ii) for disclosure to such party's representatives who need to know such information for purposes of evaluating the possible Merger between CWSG and DSC. In complying with its obligations herein, each party shall exercise at least the same degree of care to safeguard the Evaluation Material received from the other party as it would use if the confidential information contained therein were its own confidential information.

     (c) In the event that either party or its representatives is required in any proceeding to disclose any Evaluation Material, such party (for the purposes of this Section 8.5 (c), the "Compelled Party") will give the other party prompt notice so that the other party may seek an appropriate protective order. If, in the absence of a protective order, the Compelled Party or its representatives is compelled to disclose such Evaluation Material, the Compelled Party or its representatives as the case may be, may disclose such information to the extent compelled to do so in such proceeding without liability hereunder; provided, however, that the Compelled Party shall give the other party written notice of the information to be disclosed as far in advance of the disclosure as is practicable and shall use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

     8.6 RETURN OF MATERIALS. If this Agreement is terminated or the Merger is otherwise not consummated, each party shall promptly redeliver all written Evaluation Material received from the other party, and all documents, memoranda, notes and other writings whatsoever prepared by such party or any of its representatives based on the information in any of the Evaluation Material received from the other party shall be destroyed. It is expressly understood and agreed by the parties hereto that their respective obligations hereunder shall survive the return of materials as set forth above and the termination, expiration or rescission of this Agreement.

                                     ARTICLE IX

                         CONDITIONS PRECEDENT TO THE MERGER

     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

     9.1 SHAREHOLDER APPROVAL. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of DSC no later than April 1, 1999.

     9.2 NO JUDGMENTS OR ORDERS. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3 REGULATORY APPROVALS. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation those of the Commission, the Federal Trade Commission and the United States Department of Justice shall have been obtained or granted for the Merger and the transactions contemplated hereby, and all applicable waiting periods under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

     9.4 SECURITIES LAWS. The Registration Statement on Form S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. CWSG shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the CWSG Stock to consummate the Merger.

     9.5 LISTING. The CWSG Stock issuable in the Merger shall have been included for listing on the New York Stock Exchange.

     9.6 TAX OPINIONS. CWSG and DSC shall have received from KPMG Peat Marwick an opinion reasonably satisfactory to CWSG and DSC, respectively, to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to CWSG or DSC, nor shall the issuance of the CWSG Stock result in the recognition of gain or loss by the holders of DSC Stock who receive such stock in connection with the Merger, dated prior to the date the Proxy Statement and Prospectus is first mailed to the shareholders of DSC and CWSG and such opinions shall not have been withdrawn or modified in any material respect.

     9.7 POOLING OF INTERESTS. Prior to the Effective Time of the Merger, KPMG Peat Marwick shall have delivered a written opinion to CWSG that, to the best knowledge of KPMG Peat Marwick, the Merger will qualify for pooling-of-interests accounting treatment. In making its determination that the Merger will qualify for such treatment, KPMG Peat Marwick shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares. Arthur Andersen will provide DSC, with a copy to KPMG Peat Marwick, a "poolability" letter addressed to DSC regarding DSC's ability to comply with pooling of interests accounting.

                                     ARTICLE X

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DSC

     All of the obligations of DSC to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by DSC:

     10.1 LEGAL OPINION. DSC shall have received the opinion of Nossaman, Guthner, Knox & Elliott, LLP, attorneys for CWSG and Water Company, dated as of the Closing Date, and in form and substance satisfactory to the counsel of DSC, to the effect that (i) each of CWSG and Water Company is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) all corporate proceedings on the part of CWSG and Water Company necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of CWSG and Water Company and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of each of CWSG and Water Company; (iv) the execution of the Agreement of Merger by Water Company and CWSG has been duly and validly authorized and (v) the shares of CWSG Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

     10.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by CWSG and Water Company on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of CWSG contained in Article V hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the CWSG Lists in accordance with Section 7.2(e).

     10.3 AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by CWSG and Water Company and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the respective Boards of Directors and Water Company shall have full power and right to merge pursuant to the Agreement of Merger.

     10.4 ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on CWSG on a consolidated basis, whether or not such event, change or effect is reflected in the CWSG Lists as amended or supplemented after the date of this Agreement.

     10.5 OFFICERS' CERTIFICATE. There shall have been delivered to DSC on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of CWSG certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3 and 10.4.

     10.6 FAIRNESS OPINION. DSC shall have received a letter from PaineWebber dated as of a date within five (5) Business Days of the mailing of the Proxy Statement and Prospectus to the shareholders of DSC, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of DSC.

     10.7 [deleted].

                                     ARTICLE XI

                              CONDITIONS PRECEDENT TO
                       OBLIGATIONS OF CWSG AND WATER COMPANY

     All of the obligations of CWSG and Water Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CWSG:

     11.1 LEGAL OPINION. CWSG shall have received the opinion of Fulbright & Jaworski, LLP, attorneys for DSC, and in form and substance satisfactory to the counsel of CWSG, to the effect that: (i) DSC is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (ii) all corporate proceedings on the part of DSC necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken;
(iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of DSC and constitutes (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of DSC; and (iv) the execution of the Agreement of Merger by DSC has been duly and validly authorized.

     11.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by DSC at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of DSC contained in Article IV hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.
It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the DSC Lists in accordance with Section 6.2(j).

     11.3 AUTHORIZATION OF MERGER. All actions necessary to authorize the execution, delivery and performance of this Agreement and the Agreement of Merger by DSC and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of DSC, and DSC shall have full power and right to merge pursuant to the Agreement of Merger.

     11.4 THIRD PARTY CONSENTS. DSC shall have obtained all consents of other parties to its respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated except where the failure to obtain any such consent would not result in a Material Adverse Effect on DSC or the Surviving Corporation.

     11.5 ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on DSC, whether or not such event, change or effect is reflected in the DSC Lists as amended or supplemented after the date of this Agreement.

     11.6 OFFICERS' CERTIFICATE. There shall have been delivered to CWSG on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of DSC certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4, 11.5 and 11.16.

     11.7 [deleted].

     11.8 [deleted].

     11.9 [deleted].

     11.10 AFFILIATES AGREEMENTS. Within 30 days of the execution of this Agreement, CWSG shall have received from each person named in the letter or otherwise referred to in Section 6.10 an executed copy of an agreement substantially in the form of EXHIBIT B hereto.

     11.11 EMPLOYEE BENEFIT PLANS. CWSG shall have received satisfactory evidence that all of DSC's employee benefit plans, programs and arrangements, including, without limitation, the DSC 401(k) Plan, have been treated as provided in Article XII of this Agreement except where the failure to do so would not have a Material Adverse Effect on DSC.

     11.12 DISSENTING SHARES. Holders of five percent (5%) or more of the outstanding shares of DSC Stock shall not be DSC Perfected Dissenting Shares who have made demand for payment of the fair market value thereof in accordance with
Section 1301 of the CGCL in connection with the Merger.

     11.13 [deleted].

     11.14 [deleted].

     11.15 [deleted].

     11.16 TERMINATION OF DSC STOCK OPTION PLANS. CWSG shall have received satisfactory evidence that the DSC Stock Option Plans have been terminated prior to the Effective Time of the Merger.

                                    ARTICLE XII

                                 EMPLOYEE BENEFITS

     12.1 EMPLOYEE BENEFITS. CWSG intends to merge the DSC 401(k) Plan with and into the CWSG 401(k) Plan as soon as administratively feasible after the Effective Time of the Merger. In no event shall the DSC 401(k) Plan be merged with and into the CWSG 401(k) Plan, however, unless CWSG determines, in its sole discretion, that: (i) the DSC 401(k) Plan is a qualified plan under
Section 401(a) of the Code, both as to the form of the DSC 401(k) Plan and as to its operation; and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the DSC 401(k) Plan. This analysis shall be made prior to the Effective Time of the Merger and, if the above determinations are made, the DSC 401(k) Plan shall be merged with and into the CWSG 401(k) Plan as soon as administratively feasible after the Effective Time of the Merger. If it is determined that the DSC 401(k) Plan is not a qualified plan as described above, DSC agrees to use its best efforts to have the DSC 401(k) Plan qualified prior to the Effective Time of the Merger.

     As soon as practicable after the Effective Time of the Merger, all other DSC employee benefit plans will be discontinued or merged into CWSG plans, in the discretion of CWSG, and employees of DSC shall become eligible for the employee benefit plans of CWSG on the same terms as such plans and benefits are generally offered from time to time to employees of CWSG and the CWSG Subsidiaries in comparable positions with CWSG or the CWSG Subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of CWSG, CWSG shall recognize such employees years of service with DSC beginning on the date such employees commenced employment with DSC through the Effective Time of the Merger.

                                    ARTICLE XIII

                                    TERMINATION

     13.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

          (a) By mutual agreement of the parties, in writing;

          (b) By DSC or CWSG immediately upon the failure of the shareholders of DSC to give any required approval of this Agreement;

          (c) By DSC if CWSG breaches or fails to satisfy any covenant or agreement contained herein which results in a Material Adverse Effect on DSC and CWSG had not cured such breach within ninety (90) days after DSC has delivered written notice of such breach to CWSG or if such cure has not occurred by the Drop Dead Date if such date occurs prior to the expiration of such ninety (90) day period;

          (d) By CWSG if DSC breaches or fails to satisfy any covenant or agreement contained herein which results in a Material Adverse Effect on CWSG and DSC had not cured such breach within ninety (90) days after CWSG has delivered written notice of such breach to DSC or if such cure has not occurred by the Drop Dead Date if such date occurs prior to the expiration of such ninety
(90) day period;

          (e) By DSC or CWSG upon the expiration of thirty (30) days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to re-submit the application to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

          (f) By DSC or CWSG if any conditions set forth in Article IX shall not have been met by the Drop Dead Date;

          (g) By DSC if any of the conditions set forth in Article X shall not have been met, or by CWSG if any of the conditions set forth in Article XI shall not have been met, by the Drop Dead Date, or such earlier time as it becomes apparent that such condition shall not be met;

          (h) By CWSG if DSC shall have failed to act or refrain from doing any act pursuant to Section 6.1(n); or

          (i) [deleted].

     13.2 TERMINATION DATE. This Agreement shall terminate if the Closing Date shall not have occurred by the Drop Dead Date unless extended in writing by the parties. CWSG and DSC each will cooperate with one another and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. CWSG and DSC each shall have the right to review and approve in advance all characterizations of the information relating to CWSG and DSC, as the case may be, and any of the characterizations of information relating to the CWSG Subsidiaries and the DSC Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In exercising the foregoing right, CWSG and DSC each shall act as promptly as practicable, recognizing that time is of the essence to the transactions contemplated by this Agreement.

     13.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either DSC or CWSG as provided in Section 13.1 or pursuant to Section 13.2, neither DSC, CWSG nor Water Company shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of Section 6.3(a) and Section 7.3, (b) with respect to Sections 8.5, 14.1,
14.2 and 14.16 and (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

     13.4 FORCE MAJEURE. DSC, CWSG and Water Company agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                    ARTICLE XIV

                                   MISCELLANEOUS

     14.1 EXPENSES.

          (a) CWSG hereby agrees that if this Agreement is terminated by DSC pursuant to Section 13.1(c) or by DSC or CWSG pursuant to Section 13.1(e), and DSC has not failed in any material respect to perform it obligations under this Agreement, CWSG shall promptly, and in any event within 10 days after such termination, pay DSC all actual Expenses (as defined in Section 14.1(c) below) of DSC but not to exceed $1,500,000.

          (b) DSC hereby agrees that if the Agreement is terminated by CWSG pursuant to Section 13.1(b) with respect to the failure of DSC shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to
Section 13.1(d) or Section 13.1(h), and CWSG has not failed in any material respect to perform its obligations under this Agreement, DSC shall promptly and in any event within 10 days after such termination pay CWSG all actual Expenses of CWSG, but not to exceed $1,500,000.

          (c) Except as otherwise provided herein, all Expenses incurred by CWSG or DSC shall be borne solely and entirely by the party which has incurred the same. "Expenses" as used in this Agreement shall include all out of pocket expenses incurred by a party, or on its behalf, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates.

          (d) [deleted].

     14.2 LIQUIDATED DAMAGES; BUST-UP FEES.

          (a) [deleted].

          (b) If the Merger is not consummated by reason of one of the following events and CWSG has not failed to any material extent to perform its obligations under this Agreement, DSC shall pay to CWSG, as liquidated damages, the sum of $1,500,000: (i) the Board of Directors of DSC or any committee thereof shall have withdrawn or modified in a manner adverse to CWSG its approval or recommendation of the Merger or this Agreement or shall have recommended a Superior Proposal; (ii) DSC shall have entered into any agreement (other than a confidentiality agreement) with respect to a Superior Proposal; (iii) the Board of Directors of DSC shall have resolved to do any of the foregoing set forth in
(i) or (ii) above; or (iv) those four members of the Board of Directors of DSC who are affiliates, directors, shareholders or officers of the two largest shareholders of DSC as of the date of this Agreement all shall have withdrawn or modified in a manner adverse to CWSG their approval or recommendation of the Merger or this Agreement or all shall have recommended a Superior Proposal.

          (c) If the Merger is not consummated and, within 24 months after the effective date of the termination of this Agreement, DSC shall have consummated a Superior Proposal with the person whose Superior Proposal was recommended by the Board of Directors of DSC and CWSG has not failed to any material extent to perform its obligations under this Agreement, DSC shall pay to CWSG, as liquidated damages, the sum of $1,200,000 which amount is in addition to amounts payable to CWSG pursuant to Section 14.2(b).

          (d) The party owing liquidated damages ("Paying Party") shall make such payment to that party which is owed liquidated damages ("Receiving Party") in immediately available funds within 30 days following the day on which the Receiving Party properly notifies the Paying party in writing that one of the events described in Section 14.2, subdivisions (b) and (c) hereof has occurred. The Paying Party shall make such payment as compensation and liquidated damages for the loss suffered by Receiving Party as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages in that circumstance.

          (e) The payment of liquidated damages to CWSG, pursuant to subdivision
(b) or (c) of this Section 14.2, shall be a one time payment regardless of the number of times an event occurs or the number of events which occur that would trigger payments.

          (f) Any liquidated damages paid in accordance with this Section 14.2 which sum represents (i) the Receiving Party's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants, and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including the Receiving Party's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) the Receiving Party's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) the Receiving Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by the Paying Party pursuant to
Section 14.1(a) or 14.1(b) hereof shall be credited against any amount due under this Section.

     14.3 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:


To CWSG:            California Water Service Group
or Water Company    1720 North First Street
                    San Jose, CA  95112-4598
                    Attention:  Peter C. Nelson
                                President & CEO
                    Facsimile Number: (408) 367-8430

With a copy to:     Nossaman, Guthner, Knox & Elliott, LLP
                    50 California Street, 34th Floor
                    San Francisco, CA 94111
                    Attention: Stanley S. Taylor, Esq.
                    Facsimile Number: (415) 398-2438

 To DSC:            Dominguez Services Corporation
                    21718 South Alameda Street
                    Long Beach, CA  90810-0351
                    Attention:  Brian Brady
                                President & CEO
                    Facsimile Number: (310) 830-2881

With a copy to:     Fulbright & Jaworski, LLP
                    865 South Figueroa Street, 29th Floor
                    Los Angeles, CA  90017
                    Attention:  David Ebershoff, Esq.
                    Facsimile Number: (213) 680-4518

     Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third business day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this Section by giving notice in accordance herewith.

     14.4 SUCCESSORS AND ASSIGNS. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     14.5 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     14.6 EFFECT OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

     14.7 THIRD PARTIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to CWSG, Water Company or DSC as the context may require.

     14.8 LISTS, EXHIBITS; INTEGRATION. Each List, exhibit and letter or other documents delivered pursuant to this Agreement or referred to in Section 2.8 shall be in writing and shall constitute a part of the Agreement, although Lists and letters or other documents need not be attached to each copy of this Agreement. Any information unintentionally omitted in any list furnished by one party to the other, but included in a separate list furnished by the same party to the other, shall be deemed included in the list from which the information was unintentionally omitted. This Agreement, together with such Lists, exhibits and letters or other documents, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     14.9 KNOWLEDGE. Whenever any statement herein or in any List, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting such investigation as may be reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation, if any, has been conducted.

     14.10 GOVERNING LAW. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     14.11 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     14.12 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     14.13 WAIVER AND MODIFICATION; AMENDMENT. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of CWSG, Water Company or DSC without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     14.14 ATTORNEYS' FEES. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     14.15 ARBITRATION. Any controversy arising out of, or relating to, this Agreement or the other transactions contemplated by this Agreement, or any modification or extension thereof, including any claim for damages, shall be settled by arbitration in San Francisco, California. Such arbitration shall be conducted in accordance with the commercial rules then obtaining of the American Arbitration Association, except as otherwise specified herein. The arbitration shall be conducted by a panel of three arbitrators. Each party shall select one arbitrator, and the two arbitrators so chosen shall select the third arbitrator. In the event that the two arbitrators chosen by the parties can not agree on the third arbitrator, the commercial rules then obtaining of the American Arbitration Association shall apply to determine who the third arbitrator shall be. The arbitration panel shall be selected within sixty (60) days after the date arbitration is first sought, and the arbitration panel shall render a decision on the matter within one hundred twenty (120) days after submission of the dispute to the arbitration panel, unless the parties agree in writing to a longer period of time. The decision of a majority of the arbitrators shall be binding upon both parties, and the parties hereby consent to the jurisdiction of any competent court for the purpose of the entry of a judgment upon any award rendered by the arbitration panel.

     14.16 OTHER RIGHTS AND REMEDIES.. Notwithstanding any other provision of this Agreement, including, without limitation, Sections 14.1 and 14.2, as an inducement for DSC to enter into this Agreement, if this Agreement is terminated by DSC because of a failure by CWSG to comply with its obligations under Section 7.1(a) because CWSG entered into an agreement to acquire, merge or consolidate with another entity, which by its terms requires that the transactions contemplated by this Agreement shall not be completed by the Drop Dead Date or which transaction any Governmental Entity advised CWSG in writing would result in the disapproval of the transactions contemplated in this Agreement, if such transaction is consummated prior to termination of this Agreement or during the twelve-month period following termination of this Agreement, then, in addition to the Expenses provided for in Section 14.1 (but not limited to $1,500,000), DSC shall be entitled to all other rights and remedies available to it at law or in equity, which rights and remedies shall not be subject to the limitations contained in Section
14.1 and 14.2.


                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.


                             California Water Service Group,
                             a California corporation

                             By:   /s/
                                 -----------------------------
                                   Robert W. Foy
                                   Chairman of the Board

                             By:   /s/
                                 ------------------------------
                                   Peter C. Nelson
                                   President & Chief Executive Officer

                            California Water Service Company,
                            a California corporation

                            By:  /s/
                                -------------------------------
                                  Robert W. Foy
                                  Chairman of the Board

                            By:  /s/
                                -------------------------------
                                  Peter C. Nelson
                                  President & Chief Executive Officer


                            Dominguez Services Corporation,
                            a California corporation

                            By:  /s/
                               ---------------------------------
                                 Brian J. Brady
                                 Chairman of the Board and
                                 President & Chief Executive Officer

                            By:  /s/
                                --------------------------------
                                  John S. Tootle
                                  Chief Financial Officer

                                     EXHIBIT A

                                AGREEMENT OF MERGER

                                 AGREEMENT OF MERGER

                                         OF

                          CALIFORNIA WATER SERVICE COMPANY

                                        AND

                           DOMINGUEZ SERVICES CORPORATION


          This Agreement of Merger is entered into as of this ________ day of __________, ____, among Dominguez Services Corporation, a California corporation (herein "DSC"), California Water Service Company, a California corporation (herein "Subsidiary") and California Water Service Group, a California corporation (herein "Parent").


          1.   DSC shall be merged into Subsidiary.


          2. Upon such merger, each outstanding share of DSC, other than shares held by shareholders who perfect their rights as dissenting shareholders under California law, shall be converted to ________ shares of the Common Stock of Parent.


          3. Upon such merger, the outstanding shares of Subsidiary shall remain outstanding and are not affected by the merger.


          4. The articles of incorporation of Subsidiary are not amended by the merger.


          5. The conversion of shares as provided by this Agreement shall occur automatically upon the effective date without action by the holders thereof.


          6. Fractional shares shall not be issued, but cash shall be paid for any such fraction in an amount proportionate to the fair value of a whole share as determined by the board of directors of Parent and in accordance with the Agreement and Plan of Reorganization referred to in 10 below.


          7. Upon such merger, the separate existence of DSC ceases and Subsidiary shall succeed, without other transfer, to all the rights and property of DSC and shall be subject to all the debts and liabilities thereof in the same manner as if Subsidiary had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of DSC shall be limited to the property affected thereby immediately prior to the time the merger is effective.


          8. Upon the merger becoming effective, DSC, through the persons who were its officers immediately prior to the merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title to properties, assets and rights in Subsidiary.

          9. This Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code.


          10. The corporations parties to this Agreement are also parties to an Agreement and Plan of Reorganization dated November 13, 1998. The two agreements are intended to be construed together in order to effectuate their purposes.


          11. The effective date of the merger is the date upon which a copy of this Agreement is filed with the Secretary of State of California.



          IN WITNESS WHEREOF, the parties have executed this Agreement.



                              CALIFORNIA WATER SERVICE GROUP

                              By:______________________________________

                              By:______________________________________



                              CALIFORNIA WATER SERVICE COMPANY

                              By:______________________________________

                              By:______________________________________



                              DOMINGUEZ SERVICES CORPORATION

                              By:______________________________________

                              By:______________________________________

                                     EXHIBIT B


                            FORM OF AFFILIATE AGREEMENT


                                     Exhibit B

                                  AFFILIATE LETTER


California Water Service Group
1720 North First Street
San Jose, CA  95112


Gentlemen:

     I have been advised that I might be considered to be an "affiliate" of Dominguez Services Corporation, a California corporation ("DSC"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and for purposes of generally accepted accounting principles ("GAAP") as such term relates to pooling-of-interests accounting treatment for certain business combinations under GAAP and the interpretations of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies ("Section 201.01") and the SEC's Staff Accounting Bulletin No. 65.

     California Water Service Group ("CWSG"), California Water Service Company ("Water Company") and DSC have entered into an Agreement and Plan of Reorganization, dated as of November 13, 1998 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, upon consummation of the Merger described therein (the "Merger"), I will be entitled to receive shares of CWSG common stock, no par value ("CWSG Stock"), in exchange for my shares of common stock of DSC ("DSC Stock"). This agreement is hereinafter referred to as this "Letter Agreement."

     A.   I represent and warrant to, and agree with, CWSG as follows;

     1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of CWSG Stock and DSC Stock, to the extent I felt necessary, with my counsel or counsel for DSC.

     2. I have been advised that any issuance of shares of CWSG Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of DSC at the time the Merger will be submitted for a vote of the shareholders of DSC and my offer, sale, transfer or other disposition of shares of CWSG Stock has not been registered under the Act, I shall not make any offer, sale, pledge, transfer or other disposition of such shares unless (i) such offer, sale, transfer or other disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act (and I agree to provide those representations as CWSG may reasonably request in order to determine such conformity) or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to CWSG, some other

Affiliate Letter
Page 2


exemption from registration is available with respect to any such proposed disposition of such shares. I further agree that I will not cause my shares to become dissenting shares as defined in Section 1300 of the CGCL.

     3. Notwithstanding the foregoing and any other agreements on my part in connection with CWSG Stock and any other capital stock of CWSG and DSC Stock and any other capital stock of DSC, I hereby agree that I will not, without prior written consent of CWSG, pledge, sell or otherwise reduce my risk relative to any shares of DSC Stock or CWSG Stock (whether received in the Merger or otherwise) during the period commencing 30 days prior to the effective date of the Merger and continuing until financial results covering at least thirty (30) days of combined operations have been published following the effective date of the Merger within the meaning of Section 201.01; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing (in each case, with prior written approval of CWSG) of such number of shares of CWSG Stock or DSC Stock as will not, in the reasonable judgment of accountants to CWSG, interfere with or prevent the Merger from being accounted for as a "pooling-of-interests."

     4. Stop transfer instructions may be given to the transfer agent of DSC with respect to the shares of DSC Stock and to the transfer agent of CWSG with respect to the shares of CWSG Stock in connection with the restrictions set forth herein, and there will be placed on the certificate representing shares of CWSG Stock I receive pursuant to the Merger, or any certificates delivered in substitution therefor, a legend stating in substance:

          The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement between the registered holder hereof and CWSG, a copy of which agreement is on file at the principal offices of CWSG. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by CWSG of a written request.

     5. Unless a transfer of my shares of CWSG Stock is a sale made in conformity with the provisions of Rule 145(d) under the Act, or made pursuant to any effective registration statement under the Act, CWSG reserves the right to put an appropriate legend on the certificates issued to my transferee.

     6.  I recognize and agree that the foregoing provisions also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home,
(iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least a 10% of any class of equity securities or of the equity interest.

     7. I further recognize that in the event I become a director or officer of CWSG upon consummation of the Merger, any purchase or sale of the capital stock of CWSG by me may be subject to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Affiliate Letter
Page 3

     8. Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of DSC as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after that date of this Letter Agreement.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in Paragraph 4 above shall be lifted forthwith upon the later of (i) such time as financial results covering at least thirty (30) days of combined operations following the effective date of the Merger have been published within the meaning of Section 201.01 and (ii) delivery by the undersigned to CWSG of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to CWSG, or representations or other evidence reasonably satisfactory to CWSG, to the effect that a transfer of my shares of CWSG Stock represented by such certificate or certificates will not violate the Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 4 above shall be removed forthwith from the certificate or certificates representing my shares of CWSG Stock if I shall have delivered to CWSG a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to CWSG or other representations or evidence reasonably satisfactory to CWSG that a transfer of my shares of CWSG Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d) under the Act, or made pursuant to an effective registration statement under the Act, or that such legend is not required for purposes of the Securities Act or the rules and regulation promulgated thereunder.

     This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                   Very truly yours,


                                   ____________________________

                                   Dated: _____________________

Accepted this ______ day
of _____________, 199__

California Water Service Group

By: ________________________
Name:
Title: